EXHIBIT 10

Published CUSIP Number: 29100YAD5
 Revolving Credit CUSIP Number: 29100YAE3

$200,000,000
CREDIT AGREEMENT

dated as of September 29, 2017,
by and among
EMERGENT BIOSOLUTIONS INC.,
as Borrower,
the Lenders referred to herein,
as Lenders,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
 Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
JPMORGAN CHASE BANK, N.A.,
PNC CAPITAL MARKETS LLC
and
RBC CAPITAL MARKETS1,
as Joint Lead Arranger and Joint Bookrunner

JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION and
ROYAL BANK OF CANADA,
as Syndication Agents

1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

ARTICLE I	DEFINITIONS1
SECTION 1.1	Definitions
SECTION 1.2	Other Definitions and Provisions
SECTION 1.3	Accounting Terms
SECTION 1.4	UCC Terms
SECTION 1.5	Rounding
SECTION 1.6	References to Agreement and Laws
SECTION 1.7	Times of Day
SECTION 1.8	Letter of Credit Amounts
SECTION 1.9	Guarantees/Earn Outs
SECTION 1.10	Covenant Compliance Generally
SECTION 1.11	Exchange Rates; Currency Equivalents
SECTION 1.12	Change of Currency
SECTION 1.13	Additional Alternative Currencies
SECTION 1.14	Limited Condition Acquisitions
ARTICLE II	REVOLVING CREDIT FACILITY
SECTION 2.1	Revolving Credit Loans
SECTION 2.2	Swingline Loans
SECTION 2.3	Procedure for Advances of Revolving Credit Loans and Swingline Loans
SECTION 2.4	Repayment and Prepayment of Revolving Credit and Swingline Loans
SECTION 2.5	Permanent Reduction of the Revolving Credit Commitment
SECTION 2.6	Termination of Revolving Credit Facility
ARTICLE III LETTER OF CREDIT FACILITY
SECTION 3.1	L/C Facility
SECTION 3.2	Procedure for Issuance of Letters of Credit
SECTION 3.3	Commissions and Other Charges
SECTION 3.4	L/C Participations
SECTION 3.5	Reimbursement Obligation of the Borrower
SECTION 3.6	Obligations Absolute
SECTION 3.7	Effect of Letter of Credit Application
SECTION 3.8	Resignation of Issuing Lenders
SECTION 3.9	Reporting of Letter of Credit Information and L/C Commitment
SECTION 3.10	Letters of Credit Issued for Subsidiaries
ARTICLE IV [RESERVED]
ARTICLE V	GENERAL LOAN PROVISIONS
SECTION 5.1	Interest
SECTION 5.2	Notice and Manner of Conversion or Continuation of Loans
SECTION 5.3	Fees
SECTION 5.4	Manner of Payment
SECTION 5.5	Evidence of Indebtedness
SECTION 5.6	Sharing of Payments by Lenders
SECTION 5.7	Administrative Agent's Clawback
SECTION 5.8	Changed Circumstances
SECTION 5.9	Indemnity for Losses
SECTION 5.10	Increased Costs
SECTION 5.11	Taxes
SECTION 5.12	Mitigation Obligations; Replacement of Lenders
SECTION 5.13	Incremental Loans
SECTION 5.14	Cash Collateral
SECTION 5.15	Defaulting Lenders
ARTICLE VI CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1	Conditions to Closing and Initial Extensions of Credit
SECTION 6.2	Conditions to All Extensions of Credit
ARTICLE VIIREPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
SECTION 7.1	Existence, Qualification and Power
SECTION 7.2	Authorization; No Contravention
SECTION 7.3	Governmental Authorization; Other Consents
SECTION 7.4	Binding Effect
SECTION 7.5	Financial Statements; No Material Adverse Effect
SECTION 7.6	Litigation
SECTION 7.7	No Default
SECTION 7.8	Ownership of Property; Liens; Investments
SECTION 7.9	Environmental Compliance
SECTION 7.10	Insurance
SECTION 7.11	Taxes
SECTION 7.12	ERISA Compliance
SECTION 7.13	Subsidiaries; Equity Interests; Credit Parties
SECTION 7.14	Margin Regulations; Investment Company Act
SECTION 7.15	Disclosure
SECTION 7.16	Compliance with Laws
SECTION 7.17	Intellectual Property; Licenses, Etc
SECTION 7.18	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions
SECTION 7.19	Solvency
SECTION 7.20	Casualty, Etc
SECTION 7.21	Collateral Documents
SECTION 7.22	Material Contracts
ARTICLE VIII AFFIRMATIVE COVENANTS
SECTION 8.1	Financial Statements and Budgets
SECTION 8.2	Certificates; Other Reports
SECTION 8.3	Notice of Litigation and Other Matters
SECTION 8.4	Payment of Taxes
SECTION 8.5	Preservation of Existence, Etc
SECTION 8.6	Maintenance of Properties
SECTION 8.7	Maintenance of Insurance
SECTION 8.8	Compliance with Laws
SECTION 8.9	Books and Records
SECTION 8.10	Inspection Rights
SECTION 8.11	Use of Proceeds
SECTION 8.12	Covenant to Guarantee Secured Obligations and Give Security
SECTION 8.13	Compliance With Environmental Laws
SECTION 8.14	Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions
SECTION 8.15	Further Assurances
SECTION 8.16	Compliance with Terms of Material Contracts91
SECTION 8.17	Cash Management
SECTION 8.18	Post-Closing Matters
ARTICLE IX NEGATIVE COVENANTS
SECTION 9.1	Liens
SECTION 9.2	Investments
SECTION 9.3	Indebtedness
SECTION 9.4	Fundamental Changes
SECTION 9.5	Dispositions
SECTION 9.6	Restricted Payments
SECTION 9.7	Change in Nature of Business
SECTION 9.8	Transactions with Affiliates
SECTION 9.9	Burdensome Agreements
SECTION 9.10	Use of Proceeds
SECTION 9.11	Financial Covenants
SECTION 9.12	Amendments to Organizational Documents
SECTION 9.13	Accounting Changes
SECTION 9.14	Payments, Etc. of Indebtedness
SECTION 9.15	Amendments, Etc. of Indebtedness
SECTION 9.16	Use of Proceeds
ARTICLE X	DEFAULT AND REMEDIES
SECTION 10.1	Events of Default
SECTION 10.2	Remedies
SECTION 10.3	Rights and Remedies Cumulative; Non-Waiver; etc
SECTION 10.4	Crediting of Payments and Proceeds
SECTION 10.5	Administrative Agent May File Proofs of Claim
SECTION 10.6	Credit Bidding
ARTICLE XI THE ADMINISTRATIVE AGENT
SECTION 11.1	Appointment and Authority
SECTION 11.2	Rights as a Lender
SECTION 11.3	Exculpatory Provisions
SECTION 11.4	Reliance by the Administrative Agent
SECTION 11.5	Delegation of Duties
SECTION 11.6	Resignation of Administrative Agent
SECTION 11.7	Non-Reliance on Administrative Agent and Other Lenders
SECTION 11.8	No Other Duties, Etc
SECTION 11.9	Collateral and Guaranty Matters
SECTION 11.10	Secured Hedge Agreements and Secured Cash Management Agreements
ARTICLE XII MISCELLANEOUS
SECTION 12.1	Notices
SECTION 12.2	Amendments, Waivers and Consents
SECTION 12.3	Expenses; Indemnity
SECTION 12.4	Right of Setoff
SECTION 12.5	Governing Law; Jurisdiction, Etc
SECTION 12.6	Waiver of Jury Trial
SECTION 12.7	Reversal of Payments
SECTION 12.8	Injunctive Relief
SECTION 12.9	Successors and Assigns; Participations
SECTION 12.10	Treatment of Certain Information; Confidentiality
SECTION 12.11	Performance of Duties
SECTION 12.12	All Powers Coupled with Interest
SECTION 12.13	Survival
SECTION 12.14	Titles and Captions
SECTION 12.15	Severability of Provisions
SECTION 12.16	Counterparts; Integration; Effectiveness; Electronic Execution
SECTION 12.17	Term of Agreement
SECTION 12.18	USA PATRIOT Act; Anti-Money Laundering Laws
SECTION 12.19	Independent Effect of Covenants
SECTION 12.20	No Advisory or Fiduciary Responsibility
SECTION 12.21	Inconsistencies with Other Documents
SECTION 12.22	Judgment Currency
SECTION 12.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Incremental Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Participant Partnerships)
Exhibit I	-	Form of Immaterial Subsidiary Guarantor Termination Notice

SCHEDULES
Schedule 1.1(a)	-	Existing Letters of Credit
Schedule 1.1(b)	-	Existing Hedge Agreements
Schedule 1.1(c)	-	Commitments and Commitment Percentages
Schedule 1.1(d)	-	Specified Candidate Programs
Schedule 7.8(b)	-	Existing Liens
Schedule 7.8(c)	-	Owned Real Property
Schedule 7.8(d)	-	Existing Investments
Schedule 7.9	-	Environmental Matters
Schedule 7.13	-	Subsidiaries and Other Equity Investments; Credit Parties
Schedule 8.18	-	Post-Closing Matters
Schedule 9.3	-	Existing Indebtedness
Schedule 9.9	-	Burdensome Agreements

CREDIT AGREEMENT, dated as of September 29, 2017, by and among EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, a revolving credit facility to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

 DEFINITIONS
SECTION 1.1 Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:
"Account Control Agreements" means each Deposit Account Control Agreement, Securities Account Control Agreement and each other account control agreement entered into pursuant to the terms of this Agreement or any other Loan Document, in each case, in form and substance reasonably satisfactory to Administrative Agent.
"Acquired EBITDA" means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated EBITDA of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired EBITDA for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired EBITDA for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired EBITDA otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of months of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual months in such fiscal quarter.  With respect to the Acquisition described in Section 9.2(h)(i) (the "Snow Owl Acquisition"), the Acquired EBITDA shall be calculated as set forth above; provided that upon (i) sBLA approval by the FDA of the products acquired in connection with the Snow Owl Acquisition and (ii) the commencement of commercial distribution thereof by the Borrower and its Subsidiaries, the Acquired EBITDA for the Snow Owl Acquisition shall be deemed to be $0.
"Acquired Interest Charges" means, with respect to any Person or business acquired pursuant to a Permitted Acquisition for any period, the amount for such period of Consolidated Interest Charges of any such Person or business so acquired (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith and which shall be factually supported by historical financial statements; provided, that, notwithstanding the foregoing to the contrary, in determining Acquired Interest Charges for any Person or business that does not have historical financial accounting periods which coincide with that of the financial accounting periods of the Borrower and its Subsidiaries (a) references to Measurement Period in any applicable definitions shall be deemed to mean the same relevant period as the applicable period of determination for the Borrower and its Subsidiaries and (b) to the extent the commencement of any such Measurement Period shall occur during a fiscal quarter of such acquired Person or business (such that only a portion of such fiscal quarter shall be included in such Measurement Period), Acquired Interest Charges for the portion of such fiscal quarter so included in such Measurement Period shall be deemed to be an amount equal to (x) Acquired Interest Charges otherwise attributable to the entire fiscal quarter (determined in a manner consistent with the terms set forth above) multiplied by (y) a fraction, the numerator of which shall be the number of days of such fiscal quarter included in the relevant Measurement Period and the denominator of which shall be actual days in such fiscal quarter.
"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
"Additional Guarantor Trigger Event" has the meaning assigned thereto in Section 8.12.
"Administrative Agent" means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
"Administrative Agent's Office" means, with respect to any currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c), with respect to such currency.
"Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.
"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
"Agent Parties" has the meaning assigned thereto in Section 12.1(e).
"Agreement" means this Credit Agreement.
"Alternative Currency" means (a) each of Euro, Sterling, and Canadian Dollars and (b) each other currency (other than Dollars) that is approved in accordance with Section 1.13, in each case to the extent such currencies are (i) readily available and freely transferable and convertible into Dollars, (ii) dealt with in the London interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans unless such authorization has been obtained and remains in full force and effect.
"Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency or Alternative L/C Currency as determined by the Administrative Agent or the Issuing Lender, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency or Alternative L/C Currency with Dollars.
"Alternative Currency Sublimit" means the lesser of (a) the Revolving Credit Commitments and (b) $50,000,000.
"Alternative L/C Currency" means (a) each of Euro, Sterling, and Canadian Dollars and (b) each other currency (other than Dollars) that is approved by the applicable Issuing Lender in accordance with Section 1.13, in each case to the extent such currencies are (i) readily available and freely transferable and convertible into Dollars, (ii) dealt with in the London interbank deposit market and (iii) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Issuing Lender for issuing Letters of Credit unless such authorization has been obtained and remains in full force and effect.
"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
"Anti-Money Laundering Laws" means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act," 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
"Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
"Applicable Margin" means the corresponding percentages per annum as set forth below based on the Consolidated Net Leverage Ratio:
Pricing Level	Consolidated Net Leverage Ratio	Commitment Fee	Eurocurrency Rate +	Base Rate +
I	Less than 1.50 to 1.00	0.250%	1.50%	0.50%
II	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.300%	1.75%	0.75%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.350%	2.00%	1.00%
IV	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	0.375%	2.25%	1.25%
V	Greater than or equal to 3.00 to 1.00	0.400%	2.50%	1.50%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a "Calculation Date"); provided that (a) the Applicable Margin shall be based on calculation set forth in the certificate delivered by the Borrower to the Administrative Agent pursuant to Section 6.1(e)(i) until the Calculation Date following the first fiscal quarter of the Borrower occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level V until such time as an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an "Applicable Period") than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower's obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder. The Applicable Margin with respect to any Incremental Term Loan shall be set forth in the applicable Incremental Facility Amendment.
"Applicable Time" means, with respect to any borrowings or draws and payments in any Alternative Currency or Alternative L/C Currency, the local time in the place of settlement for such Alternative Currency or Alternative L/C Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
 "Arrangers" means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC and RBC Capital Markets*, each in their capacity as a joint lead arranger and joint bookrunner.
"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
"Attributable Indebtedness" means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Code" means 11 U.S.C. §§ 101 et seq.ss.
"BARDA Contract" means that certain ASPR-BARDA (Contract No. HHSO100201700007C), effective March 16, 2017, between Emergent BioDefense Operations Lansing LLC and HHS / OS / ASPR / BARDA.
"Base Rate" means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Eurocurrency Rate for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate (provided that clause (c) shall not be applicable during any period in which the Eurocurrency Rate is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 0.00% per annum.
"Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).  All Base Rate Loans shall be denominated in Dollars.
"BioThrax" means BioThrax® (Anthrax Vaccine Absorbed), a vaccine indicated for the active immunization for the prevention of disease caused by Bacillus anthracis.
"BioThrax Contract" means that certain CDC BioThrax Procurement Contract (Contract No. 200- 2017- 92634), effective December 8, 2016, between Emergent BioDefense Operations Lansing LLC and the Centers for Disease Control and Prevention, as the same may be amended, restated, supplemented, replaced, substituted for, renewed, or otherwise modified from time to time.
"BioThrax Receivables Account" means that certain deposit account of the Borrower ending –1874 maintained with PNC Bank, National Association (including any successor account thereto or replacement account thereof) and any other account in which payments from the Federal Government (or any subdivision or agency thereof) on account of the BioThrax Contracts are made or deposited.
"Borrower" has the meaning assigned thereto in the introductory paragraph hereto.
"Borrower Materials" has the meaning assigned thereto in Section 8.2.
"Business Day" means any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina, and New York, New York, are open for the conduct of their commercial banking business and:
(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any London Banking Day;
(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any TARGET Day;
(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
"Calculation Date" has the meaning assigned thereto in the definition of Applicable Margin.
"Canadian Dollar" or "C$" means the lawful currency of Canada.
"Capital Expenditures" means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), all as determined in accordance with GAAP.
"Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
"Cash Collateralize" means, to deposit in a Controlled Account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than (x) Liens created under the Collateral Documents and (y) to the extent incurred in the ordinary course of business and not securing any Indebtedness, customary Liens (including rights of setoff) of banking institutions arising as a matter of law with respect to deposits maintained with such Person):
(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b) time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's or at least "A-1" (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and
(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody's or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.
"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.
"Cash Management Bank" means any Person that, (a) at the time it enters into a Cash Management Agreement with the Borrower or any of its Subsidiaries, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with the Borrower or any of its Subsidiaries, in each case in its capacity as a party to such Cash Management Agreement.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"CFC" means (a) a Foreign Subsidiary that is a "controlled foreign corporation" under Section 957 of the Code, or (b) a Domestic Subsidiary substantially all the assets of which consist of Equity Interests in Foreign Subsidiaries that constitute CFCs.
"Change of Control" means an event or series of events by which:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such "person" or "group" has the right to acquire pursuant to any option right); or
(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
"Change in Law" means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, implemented or issued.
"Class" means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Incremental Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or an Incremental Term Loan Commitment.
"Closing Date" means the date of this Agreement.
"Code" means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
"Collateral" means the collateral security for the Secured Obligations pledged or granted pursuant to the Collateral Documents.
"Collateral Agreement" means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.
"Collateral Documents" means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest to the Administrative Agent or its agent in any Property or assets securing the Secured Obligations.
"Commitment Fee" has the meaning assigned thereto in Section 5.3(a).
"Commitment Percentage" means, as to any Lender, such Lender's Revolving Credit Commitment Percentage or Incremental Term Loan Percentage, as applicable.
"Commitments" means, collectively, as to all Lenders, the Revolving Credit Commitments and the Incremental Term Commitments of such Lenders.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
"Compliance Certificate" means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
"Consolidated" means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
"Consolidated Debt Service Coverage Ratio" means, as of any date of determination, the ratio of (a) the result of (i) Consolidated EBITDA for the most recently ended Measurement Period minus (ii) aggregate amount of Maintenance CapEx during such Measurement Period to (b) the sum of (i) Consolidated Interest Charges payable in cash for such Measurement Period plus (ii) the aggregate principal amount of all regularly scheduled principal payments on Consolidated Funded Indebtedness for such Measurement Period.
"Consolidated EBITDA" means, for any Measurement Period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to:
(a) Consolidated Net Income for such period plus
(b) without duplication, the sum of following to the extent deducted in calculating such Consolidated Net Income (other than as set forth in clause (vi)(E)) in accordance with GAAP for such period:
(i)	Consolidated Interest Charges for such period,
(ii)	the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries,
(iii)	depreciation and amortization expense,
(iv)
other non-cash expenses, excluding any non-cash expense that represents an accrual for a cash expense to be taken in a future period and any non-cash expense that relates to the write-down or write-off of accounts receivable or inventory,

(v)
all transaction fees, charges and other amounts related to the Transactions and any amendment or other modification to the Loan Documents, in each case to the extent paid within six (6) months of the Closing Date or the effectiveness of such amendment or other modification,

(vi)
(A) costs and expenses in connection with any Acquisitions (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), whether or not consummated, (B) other unusual and non-recurring cash expenses or charges, (C) to the extent incurred in connection with a Permitted Acquisition, one-time non-recurring severance charges incurred within twelve (12) months of such Permitted Acquisition, (D) cash restructuring charges with respect to Permitted Acquisitions or otherwise and (E) synergies, operating expense reductions and other net cost savings and integration costs projected by the Borrower in connection with Permitted Acquisitions that have been consummated during the applicable Measurement Period (calculated on a pro forma basis as though such synergies, expense reductions and cost savings had been realized on the first day of the period for which consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (i) such synergies, expense reductions and cost savings are reasonably identifiable, factually supportable, expected to have a continuing impact on the operations of the Borrower and its subsidiaries and have been determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following any such Permitted Acquisition as set forth in reasonable detail on a certificate of a responsible officer of the Borrower delivered to the Administrative Agent and (ii) no such amounts shall be added pursuant to this clause to the extent duplicative of any expenses or charges otherwise added to consolidated EBITDA, whether through a pro forma adjustment or otherwise;

(vii)	to the extent covered by insurance and actually reimbursed, expenses with respect to liability or casualty events or business interruption;
(viii)	any net after-tax effect of loss for such period attributable to the early extinguishment of any Hedge Agreement; minus
(c) without duplication, the following to the extent included in calculating such Consolidated Net Income:
(i)	Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period,
(ii)	all non-cash items increasing Consolidated Net Income for such period;
(iii)	any net after-tax effect of income for such period attributable to the early extinguishment of any Hedge Agreement; and
(iv)	any cash expense made during such period which represents the reversal of any non-cash expense that was added in a prior period pursuant to clause (b)(iv) above.
Notwithstanding the foregoing to the contrary, (w) the aggregate amount added pursuant to clause (b)(vi) contained in this definition above for any period shall in no event exceed 20% of Consolidated EBITDA for such period (calculated prior to any such add-backs pursuant to clause (b)(vi)), (x) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) in connection with a Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired EBITDA of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) there shall be excluded in determining Consolidated EBITDA for any period, without duplication, the Disposed EBITDA of any Person or business, or attributable to any property or asset, Disposed of by the Borrower or any Subsidiary during such period in connection with a Specified Disposition or discontinuation of operations, based on the Disposed EBITDA of such Disposed entity or business or discontinued operations for such period (including the portion thereof occurring prior to such Disposition or discontinuation).
"Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under standby letters of credit, bankers' acceptances, bank guaranties, surety bonds and similar instruments (in the case of surety bonds and similar instruments, to the extent included as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP), (d) all obligations in respect of the deferred purchase price of property or services (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations to the extent included as a liability on the Consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP) (other than trade accounts payable in the ordinary course of business), provided that royalties (and other contingent payment obligations in the nature of a royalty payment (including those calculated based on a percentage of sales)) shall only be included in "Consolidated Funded Indebtedness" to the extent such liability exceeds the corresponding intangible item included on the Consolidated balance sheet of the Borrower and its Subsidiaries, provided that any such corresponding intangible item shall be discernible and reasonably identifiable, (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.
"Consolidated Interest Charges" means, for any Measurement Period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding customary arrangement, upfront, administrative agency and amendment fees (in each case, to the extent not in the nature of interest charges) incurred in connection with the Credit Facility or the Convertible Senior Notes) and (b) the portion of rent expense of the Borrower and its Subsidiaries under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a Consolidated basis for such Measurement Period.  Notwithstanding the foregoing, during any Measurement Period in which any Permitted Acquisition is consummated (x) Consolidated Interest Charges for such Measurement Period shall be calculated on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of such Measurement Period and (y) there shall be included in determining the Consolidated Interest Charges for such period, without duplication, the Acquired Interest Charges of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Subsidiary during such period (but not the Acquired Interest Charges of any related Person or business or any Acquired Interest Charges attributable to any assets or property, in each case to the extent not so acquired) in connection with such Permitted Acquisition to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary, based on the actual Acquired Interest Charges of such acquired entity or business for such period (including the portion thereof occurring prior to such acquisition or conversion).
"Consolidated Net Leverage Ratio" means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness as of such date minus (ii) all Unrestricted Cash and Cash Equivalents as of such date, to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Consolidated Net Income" means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, determined in accordance with GAAP; provided that Consolidated Net Income shall exclude (a) non-cash extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Applicable Law applicable to such Subsidiary during such Measurement Period, except that the Borrower's equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower's equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the net amount of cash actually received by the Borrower or a Subsidiary from such Person during such Measurement Period as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).
"Consolidated Secured Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, all Consolidated Funded Indebtedness as of such date that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries.
"Consolidated Secured Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
"Consolidated Tangible Assets" means, at any time, the total assets of the Borrower and its Subsidiaries determined on a Consolidated basis at such time less the amount of all intangible assets at such time, including, without limitation, all goodwill, customer lists, franchises, licenses, computer software, patents, trademarks, trade names, copyrights, service marks, brand names, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  "Controlling" and "Controlled" have meanings correlative thereto.
"Controlled Account" means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at the time such control agreement is executed.
"Convertible Senior Notes" means the 2.875% Convertible Senior Notes due 2021, issued by the Borrower pursuant to the Convertible Senior Notes Indenture.
"Convertible Senior Notes Indenture" means the Indenture dated as of January 29, 2014 between the Borrower, as issuer, and Wells Fargo, as trustee.
"Credit Facility" means, collectively, the Revolving Credit Facility, the Swingline Facility, the L/C Facility and, if applicable, each Incremental Term Loan Facility.
"Credit Parties" means, collectively, the Borrower and the Guarantors.
"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
"Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
"Defaulting Lender" means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, participations in L/C Obligations, participations in Swingline Loans or, if applicable, any Incremental Term Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent Borrower that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent Borrower thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.
"Deposit Account Control Agreement" shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent's "control" (as such term is defined in Section 9 104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner with respect to any non-U.S. jurisdiction) the Administrative Agent's Lien on, any deposit account.
"Disposed EBITDA" shall mean, with respect to any Person or business Disposed of for any period, the amount for such period of Consolidated EBITDA of any such Person or business so Disposed (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Person or business), as calculated by the Borrower in good faith.
"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
"Disqualified Equity Interests" means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition or pursuant to any agreement, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full in cash of the Loans, Obligations (including, without limitation contingent reimbursement obligations) in respect of Letters of Credit and all other Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or may be convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest scheduled maturity date of the Loans and Commitments; provided that Equity Interests issued pursuant to a plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
"Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or Alternative L/C Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or an Issuing Lender, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Alternative L/C Currency.
"Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.
"Domestic Subsidiary" means any Subsidiary organized under the laws of any political subdivision of the United States, but excluding any Subsidiary of the Borrower directly or indirectly owned by a Subsidiary organized under the laws of any political subdivision outside than the United States.
"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).
"Employee Benefit Plan" means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
"EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
"EMU Legislation" means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.
"Engagement Letter" means the separate letter agreement dated August 31, 2017 among the Borrower and the Lead Arranger.
 "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
"Environmental Laws" means all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions to the extent relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.
"Equity Interests" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
"Euro" and "€" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
"Eurocurrency Rate" means, with respect to any Extension of Credit:
(a) denominated in a LIBOR Currency, the rate of interest per annum determined on the basis of the rate for deposits in such LIBOR Currency for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent (or, if applicable, an alternative rate in accordance with Section 5.8(c)), at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period (or if, for any reason, such rate is not so published, the rate determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in such LIBOR Currency would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period);
(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate for a period equal to the applicable Interest Period, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Thomson Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on first day of the applicable Interest Period, or, if such date is not a Business Day, then the immediately preceding Business Day with a term equivalent to such Interest Period;
(c) with respect to a Credit Extension denominated in any other Non-LIBOR Currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.13(a); and
(d) for any rate calculation with respect to a Base Rate Loan on any date, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent (or, if applicable, an alternative rate in accordance with Section 5.8(c)), at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (or if, for any reason, such rate is not so published, the rate determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination);
Each calculation by the Administrative Agent of the Eurocurrency Rate shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Eurocurrency Rate Loan" means any Loan bearing interest at a rate based upon the Eurocurrency Rate as provided in Section 5.1(a).  Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency.
"Event of Default" means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
"Exchange Act" means the Securities Exchange Act of 1934.
"Excluded Swap Obligation" means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
"Excluded Subsidiary" means (a) any Immaterial Subsidiary, (b) any CFC and (c) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.
"Existing Credit Agreement" means the Credit Agreement dated as of December 11, 2013 (as amended, modified, restated or supplemented from time to time) by and among the Borrower, the lenders party thereto and Bank of America, N.A., as administrative agent.
"Existing Letters of Credit" means those letters of credit existing on the Closing Date and identified on Schedule 1.1(a).
"Extensions of Credit" means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender's Revolving Credit Commitment Percentage of the L/C Obligations then outstanding,  (iii) such Lender's Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of Incremental Term Loans, if any, made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
 "FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
"FDA" means the U.S. Food and Drug Administration (or analogous foreign, state or local Governmental Authority) and any successor thereto.
"FDIC" means the Federal Deposit Insurance Corporation.
"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.  Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
"Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
"Foreign Government Scheme or Arrangement" has the meaning assigned thereto in Section 7.12(d).
"Foreign Lender" means a Lender that is not a U.S. Person.
"Foreign Plan" has the meaning assigned thereto in Section 7.12(d).
"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender's Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender's Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
 "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
"Government Furnished Property" has the meaning assigned thereto in Section 7.8(a).
"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).
"Guarantors" means, collectively, the Domestic Subsidiaries of the Borrower (other than an Excluded Subsidiary) listed on Part (c) of Schedule 7.13 that is identified as a "Guarantor" and each other Domestic Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 8.12.  The Guarantors as of the Closing Date are listed on Part (c) of Schedule 7.13.
"Guaranty Agreement" means, collectively, (a) the Guaranty Agreement dated as of the Closing Date made by the Guarantors and the Borrower in favor of the Administrative Agent for the benefit of the Secured Parties and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.12.
 "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
"Hedge Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
"Hedge Bank" means any Person that, (a) at the time it enters into a Hedge Agreement with the Borrower or any of its Subsidiaries permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with the Borrower or any of its Subsidiaries, in each case in its capacity as a party to such Hedge Agreement.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
"Immaterial Subsidiary" means any Domestic Subsidiary of the Borrower that (a) together with its Domestic Subsidiaries, (i) contributed less than five percent (5%) of the total revenues of the Borrower and its Domestic Subsidiaries, on a Consolidated basis, during the most recent Measurement Period and (ii) as of any applicable date of determination has assets that constitute less than five percent (5%) of the aggregate net book value of the assets of the Borrower and its Domestic Subsidiaries, on a Consolidated basis (each of which calculations, for any Immaterial Subsidiary organized or acquired since the end of such period or such date, as the case may be, shall be determined on a pro forma basis as if such Subsidiary were in existence or acquired on such date), (b) does not own any other Subsidiaries (other than Excluded Subsidiaries) and (c) has been designated as such on Schedule 7.13 (as supplemented from time to time pursuant to the terms hereof) or by the Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Administrative Agent).  Notwithstanding the foregoing, in no event shall any Domestic Subsidiary be designated as an Immaterial Subsidiary if it (x) is an obligor or guarantor of (i) any unsecured Indebtedness with an aggregate principal amount in excess of the Threshold Amount, (ii) any Subordinated Indebtedness or (iii) any Indebtedness that is secured on a junior basis to the Secured Obligations, (y) owns, or otherwise licenses or has the right to use, intellectual property material to the operation of the Borrower and its Subsidiaries or (z) owns the Equity Interests of a Subsidiary that is not an Immaterial Subsidiary.
"Increased Amount Date" has the meaning assigned thereto in Section 5.13(a).
"Incremental Facilities Limit" means, with respect to any proposed incurrence of additional Indebtedness under Section 5.13, an amount equal to the sum of (a) the amount of additional Indebtedness that would cause the Consolidated Secured Leverage Ratio as of the most recently ended fiscal quarter prior to the incurrence of such additional Indebtedness (or in the case of any additional Indebtedness, the proceeds of which will finance a Limited Condition Acquisition, the date determined pursuant to Section 1.14) for which financial statements have been delivered to the Administrative Agent hereunder, calculated on a pro forma basis after giving effect to the incurrence of such additional Indebtedness and any Limited Condition Acquisition to be consummated using the proceeds of such additional Indebtedness and assuming that any proposed Incremental Revolving Credit Increase is fully drawn at such time and after giving effect to the use of proceeds thereof, not to exceed 2.00 to 1.00 plus (b) $100,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all Incremental Loan Commitments and Incremental Loans previously incurred under this clause (b).  Unless the Borrower otherwise notifies the Administrative Agent, if all or any portion of any Incremental Loans would be permitted under clause (a) above on the applicable date of incurrence, such Incremental Loans (or the relevant portion thereof) shall be deemed to have been incurred in reliance on clause (a) above prior to the utilization of any amount available under clause (b) above.
"Incremental Facility Amendment" shall have the meaning assigned to such term in Section 5.13(a).
"Incremental Lender" has the meaning assigned thereto in Section 5.13(a).
"Incremental Loan Commitments" has the meaning assigned thereto in Section 5.13(a)(ii).
"Incremental Loans" has the meaning assigned thereto in Section 5.13(a)(ii).
"Incremental Revolving Credit Commitment" has the meaning assigned thereto in Section 5.13(a)(ii).
"Incremental Revolving Credit Increase" has the meaning assigned thereto in Section 5.13(a)(ii).
"Incremental Term Loan Facility" means any new term loan facility established pursuant to Section 5.13 and all such term loan facilities collectively as the context require.
"Incremental Term Lender" means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan, in its capacity as such.
"Incremental Term Loan" has the meaning assigned thereto in Section 5.13(a)(i).
"Incremental Term Loan Commitment" has the meaning assigned thereto in Section 5.13(a)(i).
"Incremental Term Loan Percentage" means, with respect to any Incremental Term Lender at any time, the percentage of the total outstanding principal balance of the Incremental Term Loans represented by the outstanding principal balance of such Incremental Term Lender's Incremental Term Loans.
"Incremental Term Loan Note" means a promissory note made by the Borrower in favor of an Incremental Term Lender evidencing the Incremental Term Loans made by such Incremental Term Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit, bankers' acceptances, bank guaranties, surety bonds and similar instruments (excluding letters of credit issued in respect of trade payables);
(c) net obligations of such Person under any Hedge Agreement;
(d) all obligations of such Person to pay the deferred purchase price (including, without limitation, in the form of earnouts, milestones and other contingent payment obligations but not until such obligations become a liability on the consolidated balance sheet of such Person in accordance with GAAP) of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);
(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g) all obligations of such Person in respect of Disqualified Equity Interests of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, in each case to the extent required to be included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person (x) shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and (y) shall not include (i) prepaid or deferred revenue arising in the ordinary course of business and (ii) endorsements of checks or drafts arising in the ordinary course of business.  The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
"Indemnitee" has the meaning assigned thereto in Section 12.3(b).
"Information" has the meaning assigned thereto in Section 12.10.
"Interest Period" means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(a) the Interest Period shall commence on the date of advance of or conversion to any Eurocurrency Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c) any Interest Period with respect to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the maturity date with respect to the any Incremental Term Loan, as applicable; and
(e) there shall be no more than six (6) Interest Periods in effect at any time.
"Investment" means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness, any going business or substantially all of the assets of any other Person (or a division thereof) or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.
"Investment Company Act" means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
"Investment Policy" means the investment policy of the Borrower and its Subsidiaries as of the Closing Date, as the same may be amended or otherwise modified from time to time.
"IP Rights" has the meaning assigned thereto in Section 7.17.
"IRS" means the United States Internal Revenue Service.
"ISP98" means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
"Issuing Lender" means (a) solely with respect to the Existing Letters of Credit, the issuers thereof as set forth on Schedule 1.1(a), (b) the initial Issuing Lenders referenced on Schedule 1.1(c) and (c) any other Lender to the extent it has agreed in its sole discretion to act as an "Issuing Lender" hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an "Issuing Lender" hereunder, in each case in its capacity as issuer of any Letter of Credit.  No Issuing Lender set forth in clause (a) above shall have any obligation or commitment to reissue, renew, extend or amend any Existing Letter of Credit issued thereby. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term "Issuing Lender" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
"L/C Commitment" means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to (a) for each of the initial Issuing Lenders, the amount set forth opposite the name of each such initial Issuing Lender on Schedule 1.1(c) and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution).
"L/C Facility" means the letter of credit facility established pursuant to Article III.
"L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.
"L/C Participants" means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.
"L/C Sublimit" means the lesser of (a) the Revolving Credit Commitments and (b) $50,000,000.
"Lead Arranger" means Wells Fargo Securities, LLC.
"Lender" means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.
"Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Extensions of Credit, which office may, to the extent the applicable Lender notifies the Administrative Agent in writing, include an office or any Affiliate of such Lender or any domestic or foreign branch of such Lender or Affiliate.
"Letter of Credit Application" means an application requesting such Issuing Lender to issue a Letter of Credit and a reimbursement agreement, in each case in the form specified by the applicable Issuing Lender from time to time.
"Letters of Credit" means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.  Letters of Credit may be issued in Dollars or an Alternative L/C Currency.
"Leverage Ratio Increase" has the meaning assigned thereto in Section 9.11(b).
"LIBOR Currency" means each of Dollars, Euro, Sterling, Japanese yen and Swiss franc, in each case as long as there is a published rate with respect thereto in the London interbank market.
"Lien" means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease or other title retention agreement relating to such asset.
"Limited Condition Acquisition" means any Permitted Acquisition or other Investment permitted under this Agreement that is not conditioned on the availability of, or on obtaining, third-party financing.
"Liquidity" means, at any time of determination, an amount equal to the amount of domestic unencumbered, unrestricted cash and Cash Equivalents of the Credit Parties.
"Loan Documents" means, collectively, this Agreement, each Note, the Guaranty Agreement, the Letter of Credit Applications, the Collateral Documents, the Engagement Letter, each Incremental Facility Amendment and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).
"Loans" means the collective reference to the Revolving Credit Loans, the Swingline Loans and, if applicable, any Incremental Term Loans, and "Loan" means any of such Loans.
"London Banking Day" means any day on which dealings in Dollar or Alternative Currency, as applicable, deposits are conducted by and between banks in the London interbank Eurodollar market.
"Maintenance CapEx" means, for any period, the aggregate amount of Capital Expenditures made during such period for the purpose of maintaining, or extending the useful life of, any capital asset (which do not otherwise constitute normal replacements and maintenance which are properly charged to current operations).
"Material Adverse Effect" means (a) a material adverse effect on the operations, business assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party; provided that a termination of any Specified Candidate Program shall not constitute a Material Adverse Effect.
"Material Contract" means, with respect to the Borrower and its Subsidiaries, (a) the BioThrax Contract, (b) the NuThrax Contract and (c) each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year; provided, however, notwithstanding the foregoing, (i) the NuThrax Contract shall not constitute a "Material Contract" unless NuThrax has obtained either (1) full FDA approval or (2) FDA emergency use authorization pursuant to Section 564 of the FFDCA and (ii) in no event shall the BARDA Contract constitute a "Material Contract".
"Material Government Contract" means, with respect to the Borrower and its Subsidiaries, the BioThrax Contract, the NuThrax Contract and each other government contract to which such Person is a party involving aggregate consideration which may be payable to such Person of $50,000,000 or more in any year; provided, however, notwithstanding the foregoing, (i) the NuThrax Contract shall not constitute a "Material Government Contract" unless NuThrax has obtained either (1) full FDA approval or (2) FDA emergency use authorization pursuant to Section 564 of the FFDCA and (ii) in no event shall the BARDA Contract constitute a "Material Government Contract".
"Measurement Period" means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.
"Medicaid" means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
"Medicare" means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.
"Minimum Collateral Amount" means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 105% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 10.2(b), an amount equal to 105% of the aggregate outstanding amount of all L/C Obligations and (c) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
"Moody's" means Moody's Investors Service, Inc.
"Multiemployer Plan" means any Employee Benefit Plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
"Multiple Employer Plan" means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
"Non-Consenting Lender" means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Non-Guarantor Subsidiary" means any Subsidiary of the Borrower that is not a Guarantor.
"Non-LIBOR Currency" means any Alternative Currency other than a LIBOR Currency.
"Notes" means the collective reference to the Revolving Credit Notes, the Swingline Note and, if applicable, any Incremental Term Loan Note.
"Notice of Account Designation" has the meaning assigned thereto in Section 2.3(b).
"Notice of Borrowing" has the meaning assigned thereto in Section 2.3(a).
"Notice of Conversion/Continuation" has the meaning assigned thereto in Section 5.2.
"Notice of Prepayment" has the meaning assigned thereto in Section 2.4(c).
"NPL" means the National Priorities List under CERCLA.
"NuThrax" means NuThrax™ (BioThrax® (Anthrax Vaccine Adsorbed) in combination with a novel immunostimulatory compound, CPG 7909).
"NuThrax Contract" means the provisions relating to the manufacturing development and procurement of AV7909 set forth in that certain BARDA development and procurement contract (Contract No. HHSO100201600030C), effective September 30, 2016, between Emergent Product Development Gaithersburg Inc. and the Biomedical Advanced Research & Development Administration, as the same may be amended, restated, supplemented, replaced, substituted for, renewed, or otherwise modified from time to time.
"NuThrax Receivables Account" means any account in which payments from the Federal Government (or any subdivision or agency thereof) on account of the NuThrax Contract are made or deposited.
"Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
"OFAC" means the U.S. Department of the Treasury's Office of Foreign Assets Control.
"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.
"Other Taxes" means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).
"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
"Participant" has the meaning assigned thereto in Section 12.9(d).
"Participant Register" has the meaning assigned thereto in Section 12.9(d).
"Participating Member State" means each member state of the European Union that has the Euro as its lawful currency so described in any EMU Legislation.
"PATRIOT Act" means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.
"Pension Act" means the Pension Protection Act of 2006.
"Pension Funding Rules" means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
"Pension Plan" means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan), that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is covered by Title IV of ERISA and is subject to the minimum funding standards under Section 412 of the Code.
"Permitted Acquisition" has the meaning assigned thereto in Section 9.2(g).
"Permitted Liens" means the Liens permitted pursuant to Section 9.1.
"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
"Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
"Platform" means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
"Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
"Public Lenders" has the meaning assigned thereto in Section 8.2.
"Qualified Equity Interests" means any Equity Interests that are not Disqualified Equity Interests.
"Recipient" means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.
"Register" has the meaning assigned thereto in Section 12.9(c).
"Reimbursement Obligation" means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.
"Removal Effective Date" has the meaning assigned thereto in Section 11.6(b).
"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
"Required Lenders" means, at any time, Lenders having Total Credit Exposure representing more than 50% of the Total Credit Exposure of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
"Required Revolving Credit Lenders" means, at any time, Revolving Credit Lenders having unused Revolving Credit Commitments and Revolving Credit Exposure representing more than 50% of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposure of all Revolving Credit Lenders.  The unused Revolving Credit Commitment of, and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time.
"Resignation Effective Date" has the meaning assigned thereto in Section 11.6(a).
"Responsible Officer" means the chief executive officer, president, vice president, chief financial officer, manager or executive manager (in the case of any limited liability company), treasurer, assistant treasurer or controller of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 6.1, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower's stockholders, partners or members (or the equivalent Person thereof).
"Revaluation Date" means:
(a) with respect to any Loan, each date of a borrowing or continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency and such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and
(b) with respect to any Letter of Credit, (i) each date of issuance of a Letter of Credit denominated in an Alternative L/C Currency (or an amendment of any such Letter of Credit having the effect of increasing the amount thereof), (ii) each date of any payment by an Issuing Lender under any Letter of Credit denominated in an Alternative L/C Currency and (iii) such additional dates as the Administrative Agent or an Issuing Lender shall determine or the Required Lenders shall require.
"Revolving Credit Commitment Percentage" means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender's Revolving Credit Commitment.  If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.  The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(c).
"Revolving Credit Exposure" means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender's participation in L/C Obligations and Swingline Loans at such time.
"Revolving Credit Facility" means the revolving credit facility established pursuant to Article II (including any increase established pursuant to Section 5.13).
"Revolving Credit Lenders" means, collectively, all of the Lenders with a Revolving Credit Commitment.
"Revolving Credit Loan" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
"Revolving Credit Maturity Date" means the earliest to occur of (a) September 29, 2022, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a); provided that, if the Convertible Senior Notes remain outstanding in an aggregate principal amount in excess of $25,000,000 on October 16, 2020 (the "Springing Maturity Date"), then the date set forth in clause (a) above shall be the Springing Maturity Date; provided further that no Springing Maturity Date shall be deemed to occur if (x) on the Springing Maturity Date,  the Consolidated Net Leverage Ratio (after giving effect to any redemption, purchase, prepayment or conversion of all or part of the Convertible Senior Notes and incurrence of Indebtedness in connection therewith) is less than 2.00 to 1.00 or (y) on the Springing Maturity Date and at all times following the Springing Maturity Date until the Convertible Senior Notes are converted, redeemed, repurchased or refinanced such that not more than $25,000,000 in an aggregate principal amount thereof remains outstanding, the Borrower maintains a combination of Liquidity and/or availability under the Revolving Credit Commitment (which availability to be included solely to the extent that the Borrower would be in compliance on a pro forma basis at such time with the financial covenant contained in Section 9.11(b) after giving effect to the drawing of Revolving Credit Loans under such available Revolving Credit Commitment) of not less than 125% of the amount required to settle all of the outstanding Convertible Senior Notes in cash (including all accrued and unpaid interest, premiums and make-whole amounts). If the Borrower has elected to avoid the Springing Maturity Date by complying with the requirements set forth in clause (y) above and at any time thereafter fails to satisfy such requirements, the Revolving Credit Maturity Date shall automatically occur on the date of such failure.
"Revolving Credit Note" means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
"Revolving Credit Outstandings" means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
"S&P" means Standard & Poor's Rating Service, a division of S&P Global Inc. and any successor thereto.
"Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency or an Alternative L/C Currency, same day or other funds as may be determined by the Administrative Agent or an Issuing Lender, as applicable, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency or Alternative L/C Currency.
"Sanctioned Country" means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).
"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC's Specially Designated Nationals and Blocked Persons List and OFAC's Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty's Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, except to the extent licensed or otherwise approved and not prohibited by the applicable authority imposing such Sanctions, or (c) any Person owned or Controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
"Sanctions" means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty's Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries.
"SEC" means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
"Secured Cash Management Agreement" means any Cash Management Agreement between or among the Borrower or any of its Subsidiaries and any Cash Management Bank.
"Secured Hedge Agreement" means any Hedge Agreement between or among the Borrower or any of its Subsidiaries and any Hedge Bank, including, without limitation, the Hedge Agreements set forth on Schedule 1.1(b) (it being acknowledged that this Agreement shall constitute the Loan Agreement referenced therein).
"Secured Obligations" means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement; provided that the "Secured Obligations" of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.
"Secured Parties" means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
"Securities Act" means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
"Securities Account Control Agreement" shall mean an agreement substantially in form and substance reasonably satisfactory to the Administrative Agent establishing the Administrative Agent's "control" (as such term is defined in Section 9-104 of the UCC) with respect to, or otherwise perfecting (in any comparable manner as required under the laws of any applicable non-U.S. jurisdiction) the Administrative Agent's Lien on, any securities account.
"Social Security Act" means the Social Security Act of 1965.
"Solvent" and "Solvency" mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Special Notice Currency" means at any time an Alternative Currency or Alternative L/C Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
"Specified Candidate Program" means each of the drug candidate programs identified on Schedule 1.1(d).
"Specified Disposition" means any Disposition having gross sales proceeds in excess of the Threshold Amount.
"Spot Rate" for a currency means the rate determined by the Administrative Agent or an Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or an Issuing Lender, as the case may be, may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that an Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative L/C Currency.
"Sterling" or "£" means the lawful currency of the United Kingdom.
"Subject Indebtedness" has the meaning assigned thereto in Section 9.14.
"Subordinated Indebtedness" means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is contractually subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.
 "Subsidiary" means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.
"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.
"Swap Termination Value" means, in respect of any one or more Secured Hedge Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Hedge Agreements, (a) for any date on or after the date such Secured Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Secured Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Secured Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
"Swingline Commitment" means the lesser of (a) $15,000,000 and (b) the Revolving Credit Commitment.
"Swingline Facility" means the swingline facility established pursuant to Section 2.2.
"Swingline Lender" means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
"Swingline Loan" means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
"Swingline Note" means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
"Swingline Participation Amount" has the meaning assigned thereto in Section 2.2(b)(iii).
"Synthetic Debt" means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of "Indebtedness" or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
"TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
"Threshold Amount" means $25,000,000.
"Total Credit Exposure" means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Incremental Term Loans of such Lender at such time.
"Transactions" means, collectively, (a) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, (b) the initial Extensions of Credit and (c) the payment of the fees and expenses incurred in connection with the foregoing.
"UCC" means the Uniform Commercial Code as in effect in the State of New York.
"UCP" means the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance.
"Uninsured Liabilities" shall mean any losses, damages, costs, expenses and/or, liabilities (including any losses, damages, costs, expenses or liabilities resulting from property damage or casualty, general liability, workers' compensation claims and business interruption) incurred by the Borrower or any Subsidiary which are not covered by insurance, but with respect to which insurance coverage is commercially available in the ordinary course of business to Persons engaged in the same or similar business as the Borrower and its Subsidiaries.
"United States" means the United States of America.
"Unrestricted Cash and Cash Equivalents" means, as of any date of determination, the sum of (a) 100% of all cash and Cash Equivalents held by the Borrower and its Subsidiaries in deposit accounts or securities accounts located within the United States and (b) 80% of  all cash and Cash Equivalents held by the Borrower and its Subsidiaries in deposit accounts or securities accounts located outside of the United States, in each case that are unrestricted and not subject to any Lien (other than a Lien in favor of the Administrative Agent or a Lien permitted under Section 9.1(l)).
"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.
"U.S. Tax Compliance Certificate" has the meaning assigned thereto in Section 5.11(g).
"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"Wholly-Owned" means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors' qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
"Withholding Agent" means the Borrower and the Administrative Agent.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.2 Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (d) the word "will" shall be construed to have the same meaning and effect as the word "shall", (e) any reference herein to any Person shall be construed to include such Person's successors and assigns, (f) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including".
SECTION 1.3 Accounting Terms.
(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b) If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further that any obligations of a Person under a lease (whether existing on the Closing Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a Capitalized Lease under GAAP as in effect on the Closing Date shall not be treated as a Capitalized Lease solely as a result of changes in the application of GAAP that become effective after the Closing Date (including, without limitation, any such changes described in the Accounting Standards Update to Leases (Topic 842) issued in February 2016 by the Financial Accounting Standards Board).
(c) Consolidation of Variable Interest Entities.  All references herein to Consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
(d) Leverage Ratio Increase.  Any provision of this Agreement that requires compliance on a pro forma basis with the Consolidated Net Leverage Ratio set forth in Section 9.11, including in connection with a Limited Condition Acquisition pursuant to Section 1.14, shall be deemed to include any Leverage Ratio Increase then in effect pursuant to Section 9.11(b).
SECTION 1.4 UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term "UCC" refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5 Rounding.  Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6 References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8 Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
SECTION 1.9 Guarantees/Earn Outs.  Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.
SECTION 1.10 Covenant Compliance Generally.  For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a).  Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.11 Exchange Rates; Currency Equivalents.
(a) The Administrative Agent or the applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Extensions of Credit and Revolving Credit Outstandings and Revolving Credit Exposure denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein (including, without limitation, Section 1.10), the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender.
(b) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum, a required maximum or multiple amount, is expressed in Dollars, but such Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency or an Alternative L/C Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as applicable.
SECTION 1.12 Change of Currency.
(a) The obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such borrowing, at the end of the then current Interest Period.
(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 1.13 Additional Alternative Currencies.
(a) The Borrower may from time to time request that (i) Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of "Alternative Currency" and/or (ii) Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative L/C Currency"; provided that such requested currency is (A) a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (B) dealt with in the London interbank deposit market and (C) for which no central bank or other governmental authorization in the country of issue of such currency is required to give authorization for the use of such currency by any Lender for making Loans unless such authorization has been obtained and remains in full force and effect.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender or Issuing Lenders.
(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., (i) with respect to a request for an additional Alternative Currency, 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) or (ii) with respect to a request for an additional Alternative L/C Currency, 5 Business Days prior to the date of the desired Letter of Credit (or such other time or date as may be agreed by the applicable Issuing Lender, in its sole discretion).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof.  Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.  The applicable Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., three Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
(c) Any failure by a Lender or the applicable Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable Issuing Lender, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative L/C Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Lender.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.13, the Administrative Agent shall promptly so notify the Borrower.  Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative L/C Currencies specifically listed in the definition of "Alternative L/C Currency" shall be deemed an Alternative L/C Currency with respect to such Existing Letter of Credit only.
SECTION 1.14 Limited Condition Acquisitions.  In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Condition Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the incurrence and availability of the Indebtedness (other than a Revolving Credit Loan, Swingline Loan or Letter of Credit) that is to be used to finance such Acquisition in accordance with this Section, then the following provisions shall apply notwithstanding anything to the contrary in this Agreement or any other Loan Documents:
(a) any condition to such Acquisition or the incurrence or availability of such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence or initial availability of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition and (ii) no Event of Default under any of Sections 10.1(a) or 10.1(f) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);
(b) any condition to such Acquisition or the incurrence and availability of such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence or initial availability of such Indebtedness shall be subject to customary "SunGard" or other customary applicable "certain funds" conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Condition Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct) as determined, with respect to any Incremental Term Loan to finance such Limited Condition Acquisition, by the Lenders providing any Incremental Term Loan, so long, in each case, as all representations and warranties in this Agreement and the other Loan Documents are true and correct at the time of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Acquisition;
(c) any financial ratio test or condition, may upon the written election of the Borrower delivered to the Administrative Agent prior to the execution of the definitive agreement for such Acquisition, be tested either (i) upon the execution of the definitive agreement with respect to such Limited Condition Acquisition or (ii) upon the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis; provided that the failure to deliver a notice under this Section 1.14(c) prior to the date of execution of the definitive agreement for such Limited Condition Acquisition shall be deemed an election to test the applicable financial ratio under subclause (ii) of this Section 1.14(c); and
(d) if the Borrower has made an election with respect to any Limited Condition Acquisition to test a financial ratio test or condition at the time specified in clause (c)(i) of this Section, then, except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant date of execution of the definitive agreement with respect to such Limited Condition Acquisition and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be required to be satisfied (x) on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (y) assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.  Notwithstanding the foregoing, any calculation of a ratio in connection with determining the Applicable Margin and determining whether or not the Borrower is in compliance with the requirements of Section 9.11 shall, in each case be calculated assuming such Limited Condition Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Acquisitions such that each of the possible scenarios is separately tested.
ARTICLE II

 REVOLVING CREDIT FACILITY
SECTION 2.1 Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars or one or more Alternative Currencies from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender's Revolving Credit Commitment and (c) the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies shall not exceed the Alternative Currency Sublimit.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date
SECTION 2.2 Swingline Loans.
(a) Availability.  Subject to the terms and conditions of this Agreement, including, without limitation, Section 6.2 of this Agreement, , the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.
(b) Refunding.
(i)
The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender's Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m. on the day specified in such notice.  The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans.  No Revolving Credit Lender's obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender's failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender's Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii)
The Borrower shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded.  If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii)
If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to such Revolving Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.  Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount.  Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv)
Each Revolving Credit Lender's obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v)
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal  Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender's Revolving Credit Loan or Swingline Participation Amount, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(c) Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a) Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each Eurocurrency Rate Loan denominated in Dollars and (iii) at least four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) before each Eurocurrency Rate Loan denominated in an Alternative Currency, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to Eurocurrency Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan denominated in Dollars is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether such Revolving Credit Loan is to be a Eurocurrency Rate Loan or Base Rate Loan, (E) in the case of a Eurocurrency Rate Loan, the duration of the Interest Period applicable thereto and (F) in the case of a Eurocurrency Rate Loan, the applicable currency in which such Revolving Credit Loan is to be denominated.  If the Borrower fails to specify a type of Revolving Credit Loan in a Notice of Borrowing, then the applicable Revolving Credit Loans shall be made as Base Rate Loans.  If the Borrower fails to specify a currency in a Notice of Borrowing requesting a Eurocurrency Rate Loan, then the Eurocurrency Rate Loan so requested shall be made in Dollars.  A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b) Disbursement of Revolving Credit and Swingline Loans.  Not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, in Same Day Funds at the Administrative Agent's Office for the applicable currency, such Revolving Credit Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, in Same Day Funds at the Administrative Agent's Office, the Swingline Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in Same Day Funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a "Notice of Account Designation") delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).
SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a) Repayment on Termination Date.  The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans made to the Borrower in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans made to the Borrower in accordance with Section 2.2(b) (but, in any event, no later than the earlier to occur of (x) the date that is seven (7) days after such Loan is made and (y) Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.
(b) Mandatory Prepayments.
(i) If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(ii) If at any time the Administrative Agent notifies the Borrower that aggregate principal amount of Revolving Credit Outstandings denominated in Alternative Currencies exceeds an amount equal to the Minimum Collateral Amount of the Alternative Currency Sublimit then in effect, the Borrower agrees to repay within two (2) Business Days after receipt of such notice, by payment to the Administrative Agent for the account of the Lenders, Revolving Credit Loans denominated in Alternative Currencies in an aggregate amount thereof sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
(c) Optional Prepayments.  The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice from the Borrower to the Administrative Agent substantially in the form attached as Exhibit D (a "Notice of Prepayment") given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three (3) Business Days before each Eurocurrency Rate Loan denominated in Dollars and (iii) at least four (4) Business Days (or five (5) Business Days, in the case of prepayment of Revolving Credit Loans denominated in Special Notice Currencies) before each Eurocurrency Rate Loan denominated in an Alternative Currency, specifying the date and amount of prepayment and whether the prepayment is of Eurocurrency Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Loans denominated in Dollars, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurocurrency Rate Loans denominated in Alternative Currencies and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.  Notwithstanding the foregoing, any Notice of a Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(d) Limitation on Prepayment of Eurocurrency Rate Loans.  The Borrower may not prepay any Eurocurrency Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
(e) Hedge Agreements.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower's obligations under any Hedge Agreement entered into with respect to the Loans.
SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.
(a) Voluntary Reduction.  The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice from the Borrower to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof.  Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage.  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination.  Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b) Corresponding Payment.  Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess.  Such Cash Collateral shall be applied in accordance with Section 10.2(b).  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral reasonably satisfactory to the Administrative Agent for all L/C Obligations or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment, the Swingline Commitment, the Alternative Currency Sublimit and the Revolving Credit Facility.  If the reduction of the Revolving Credit Commitment requires the repayment of any Eurocurrency Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION 2.6 Termination of Revolving Credit Facility.  The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III

 LETTER OF CREDIT FACILITY
SECTION 3.1 L/C Facility.
(a) Availability.  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in Dollars or one or more Alternative L/C Currencies in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof.  Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit, (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment or (c) the aggregate principal amount of all outstanding Revolving Credit Loans denominated in Alternative Currencies and Letters of Credit denominated in Alternative L/C Currencies would exceed the Alternative Currency Sublimit.
(b) Terms of Letters of Credit.  Each Letter of Credit shall (i) be denominated in Dollars or one or more Alternative Currencies, (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the ISP98 or the UCP as set forth in the Letter of Credit Application and, as to matters not addressed thereby, the laws of the State of New York.  No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect as of the Closing Date or known to such Issuing Lender and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 6.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally or (D) the beneficiary of such Letter of Credit is a Sanctioned Person.  References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
(c) Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 3.2 Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that any Issuing Lender issue, amend or renew a Letter of Credit by delivering to such Issuing Lender at its applicable office a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request (which information shall include the applicable currency in which such Letter of Credit shall be denominated).  Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue, amend or renew the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue, amend or renew any Letter of Credit earlier than three (3) Business Days (or earlier than four (4) Business Days, or five (5) Business Days, in the case of any Letter of Credit denominated in a Special Notice Currency, in the case of any Letter of Credit denominated in an Alternative Currency) after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower.  The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender's participation therein.
SECTION 3.3 Commissions and Other Charges.
(a) Letter of Credit Commissions.  Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letter of Credit times the Applicable Margin with respect to Revolving Credit Loans that are Eurocurrency Rate Loans (determined on a per annum basis).  Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent.  The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b) Issuance Fee.  In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in an amount equal to 0.125% per annum on the daily maximum available amount available to be drawn under such Letter of Credit issued by such Issuing Lender.  Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.  For the avoidance of doubt, such issuance fee shall be applicable to and paid upon each of the Existing Letters of Credit.
(c) Other Fees, Costs, Charges and Expenses.  In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender in Dollars for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
(d) The commissions, fees, charges, costs and expenses payable pursuant to this Section 3.3 shall be payable in the applicable currency in which the applicable Letter of Credit is denominated.

SECTION 3.4 L/C Participations.
(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Commitment Percentage in each Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender, in the applicable currency in which such Letter of Credit is denominated, upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.
(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent, in the applicable currency in which such Letter of Credit is denominated, which, in turn shall pay such Issuing Lender, the amount specified on the applicable due date.  If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender, in the applicable currency in which such Letter of Credit is denominated, on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing.  A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d) Each L/C Participant's obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 3.5 Reimbursement Obligation of the Borrower.
(a) Reimbursement Obligation of the Borrower.
(i) In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in Same Day Funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (A) such draft so paid and (B) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment.
(ii) In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such Issuing Lender in such Alternative Currency, unless (A) such Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Lender in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 11:00 a.m. on the date of any payment by such Issuing Lender under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency, the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.
(b) Reimbursement by the Lenders.  Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan funded in Dollars as a Base Rate Loan on the applicable repayment date in the Dollar Equivalent of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative L/C Currency), and the Revolving Credit Lenders shall make a Revolving Credit Loan funded in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses.  Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
(c) Exchange Indemnification and Increased Costs.  The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of  (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant, (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant, (iii) any currency exchange loss, in each case that such Issuing Lender or L/C Participant sustains as a result of the Borrower's repayment in Dollars of any Letter of Credit denominated in an Alternative L/C Currency.  A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 3.6 Obligations Absolute.  The Borrower's obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or any adverse change in the relevant exchange rates or in the availability of any applicable currency to the Borrower or any applicable Subsidiary or in the relevant currency markets generally.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender's gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.  The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower.  The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
SECTION 3.7 Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8 Resignation of Issuing Lenders.
(a) Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).
(b) Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Lenders to take such actions as are required under Section 3.4).  Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9 Reporting of Letter of Credit Information and L/C Commitment.  At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder.  In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment.  No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 3.10 Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.
ARTICLE IV

 [RESERVED]
ARTICLE V

 GENERAL LOAN PROVISIONS
SECTION 5.1 Interest.
(a) Interest Rate Options.  Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans denominated in Dollars and, if applicable, Incremental Term Loans, shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the Eurocurrency Rate plus the Applicable Margin; (ii) Revolving Credit Loans denominated in an Alternative Currency shall bear interest at the Eurocurrency Rate plus the Applicable Margin (provided that the Eurocurrency Rate shall not be available until three (3) Business Days after the Closing Date in the case of Eurocurrency Rate Loans denominated in Dollars, four (4) Business Days (or five (5) Business Days in the case of Special Notice Currencies) after the Closing Date in the case of Eurocurrency Rate Loans denominated in an Alternative Currency, in each case unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (iii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin.  The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.
(b) Default Rate.  If any amount of the Obligations payable by the Borrower is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to:  (i) in the case of Eurocurrency Rate Loans, at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurocurrency Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (ii) in the case of Base Rate Loans and other Obligations, at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations.  Such accrued and unpaid interest shall be due and payable on demand of the Administrative Agent.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c) Interest Payment and Computation.  Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 29, 2017; and interest on each Eurocurrency Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period.  All computations of interest for (i) Base Rate Loans when the Base Rate is determined by the Prime Rate or (ii) Eurocurrency Rate Loans denominated in Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  With respect to all Non-LIBOR Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
(d) Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent's option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurocurrency Rate Loans denominated in Dollars and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Eurocurrency Rate Loans denominated in Dollars in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue its outstanding Eurocurrency Rate Loans denominated in any applicable currency as Eurocurrency Rate Loans denominated in the same applicable currency.  Whenever the Borrower desires to convert or continue Revolving Credit Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a "Notice of Conversion/Continuation") not later than (A) 11:00 a.m. three (3) Business Days in the case of Eurocurrency Rate Loans denominated in Dollars or (B) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) in the case of a Eurocurrency Rate Loan denominated in Alternative Currencies before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (1) the Revolving Credit Loans to be converted or continued, and, in the case of any Eurocurrency Rate Loan to be converted or continued, the last day of the Interest Period therefor, (2) the effective date of such conversion or continuation (which shall be a Business Day), (3) the principal amount of such Revolving Credit Loans to be converted or continued, (4) the Interest Period to be applicable to such converted or continued Eurocurrency Rate Loan and (5) the currency in which such Revolving Credit Loan is denominated.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Eurocurrency Rate Loan denominated in Dollars, then the applicable Eurocurrency Rate Loan shall be converted to a Base Rate Loan.  Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loan.  If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any Eurocurrency Rate Loan denominated in an Alternative Currency, such Revolving Credit Loans shall be continued as a Eurocurrency Rate Loan in its original currency with an Interest Period of one month.  If the Borrower requests a conversion to, or continuation of, Eurocurrency Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, no Revolving Credit Loan may be converted or continued as a Revolving Credit Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Credit Loan and reborrowed in the other currency.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan.  The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 5.3 Fees.
(a) Commitment Fee.  Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the "Commitment Fee") in Dollars at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee.  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 29, 2017 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired and the Revolving Credit Commitment has been terminated.  The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with such Revolving Credit Lenders' respective Revolving Credit Commitment Percentages.
(b) Other Fees.  The Borrower shall pay, without duplication, to the Lead Arranger and the Administrative Agent for its own respective accounts and to the Lead Arranger for the account of the Lenders fees in the amounts and at the times specified in the Engagement Letter.
SECTION 5.4 Manner of Payment.
(a) Sharing of Payments.
(i) Each payment by the Borrower on account of the principal of or interest on the Loans denominated in Dollars or any fee, commission or other amounts (including the Reimbursement Obligation) denominated in Dollars payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent's Office for the account of the Lenders entitled to such payment in Dollars, in Same Day Funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.
(ii) Each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans denominated in an Alternative Currency or any fee, commission or other amounts (including the Reimbursement Obligation) denominated in an Alternative Currency or an Alternative L/C Currency shall be made not later than the Applicable Time specified by the Administrative Agent on the date specified for payment under this Agreement to the Administrative Agent at the applicable Administrative Agent's Office for the account of the Lenders entitled to such payment in such Alternative Currency or Alternative L/C Currency, in Same Day Funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before an hour after the Applicable Time specified by the Administrative Agent on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after an hour after the Applicable Time specified by the Administrative Agent shall be deemed to have been made on the next succeeding Business Day for all purposes.
(iii) Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency or an Alternative L/C Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency or the Alternative L/C Currency payment amount.
(iv) Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender in the applicable Class at its address for notices set forth herein its applicable Commitment Percentage (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender.  Each payment to the Administrative Agent of any Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of Administrative Agent's fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
(b) Defaulting Lenders.  Notwithstanding the foregoing clause (a), if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).
SECTION 5.5 Evidence of Indebtedness.
(a) Extensions of Credit.  The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note and/or Incremental Term Loan Note, as applicable, which shall evidence such Lender's Revolving Credit Loans and/or Swingline Loans and/or Incremental Term Loan, as applicable, to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
(b) Participations.  In addition to the accounts and records referred to in subSection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 5.6 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 5.7 Administrative Agent's Clawback.
(a) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 5.13 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b) Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, as the Overnight Rate.
(c) Nature of Obligations of Lenders Regarding Extensions of Credit.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several.  The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.
SECTION 5.8 Changed Circumstances.
(a) Circumstances Affecting Eurocurrency Rate Availability.  In connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the Eurocurrency Rate for such Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Eurocurrency Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurocurrency Rate Loans in the affected currency or currencies and the right of the Borrower to convert any Loan to or continue any Loan as a Eurocurrency Rate Loan in the affected currency or currencies shall be suspended, and in the case of Eurocurrency Rate Loans, the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such Eurocurrency Rate Loan; or (B) convert the then outstanding principal amount of each such Eurocurrency Rate Loan to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period.
(b) Laws Affecting Eurocurrency Rate Availability.  If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make Eurocurrency Rate Loans in the affected currency or currencies, and the right of the Borrower to convert any Loan to a Eurocurrency Rate Loan or continue any Loan as a Eurocurrency Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans denominated in Dollars and (ii) if any of the Lenders may not lawfully continue to maintain a Eurocurrency Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan denominated in Dollars for the remainder of such Interest Period.
(c) Alternative Rate of Interest.  If the Administrative Agent has made the determination described in Section 5.8(a)(i) or (a)(ii), the Administrative Agent may (in consultation with the Borrower) establish an alternative interest rate for the affected Eurocurrency Rate Loans that is reasonably comparable (to the extent practicable and generally in accordance with similar situations in other transactions in which Administrative Agent is serving in such capacity) to the Eurocurrency Rate, in which case, such alternative rate of interest shall apply with respect to the affected Eurocurrency Rate Loans until (i) the Administrative Agent revokes the notice delivered with respect to the affected Eurocurrency Rate Loans under Section 5.8(a)(i) or (a)(ii), (ii) an event described in Section 5.8(a)(i) or (a)(ii) occurs with respect to such alternative interest rate or (iii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the affected Eurocurrency Rate Loans.  To the extent an alternative rate is approved by the Administrative Agent in connection with this clause (c), the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.
SECTION 5.9 Indemnity for Losses.  The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, and any customary administrative fees charged by such Lender in connection therewith, which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan) incurred by it as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurocurrency Rate Loan, (b)  any failure of the Borrower to borrow, continue or convert a Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any payment, prepayment, continuation or conversion of any Eurocurrency Rate Loan on a date other than the last day of the Interest Period therefor (whether voluntary, automatic, by reason of acceleration or otherwise), (d) any failure of the Borrower to make payment of any Eurocurrency Rate Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (e) any assignment of a Eurocurrency Rate Loan on the a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.12(b).  The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the Eurocurrency Rate Loans in the offshore interbank market for such currency and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  All of the obligations of the Credit Parties under this Section 5.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.10 Increased Costs.
(a) Increased Costs Generally.  If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate) or any Issuing Lender;
(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender's or such Issuing Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or such Issuing Lender's capital or on the capital of such Lender's or such Issuing Lender's holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Lender's policies and the policies of such Lender's or such Issuing Lender's holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.
(c) Certificates for Reimbursement.  A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d) Delay in Requests.  Failure or delay on the part of any Lender, or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such Issuing Lender's or such other Recipient's right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or such Issuing Lender's or such other Recipient's intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Additional Reserve Requirements.  The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Credit Commitment or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Credit Commitment or Eurocurrency Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurocurrency Rate Loan, provided the Borrower shall have received at least ten (10) days' prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant payment date, such additional costs shall be due and payable ten (10) days from receipt of such notice.
(f) Survival.  All of the obligations of the Credit Parties under this Section 5.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.11 Taxes.
(a) Defined Terms.  For purposes of this Section 5.11, the term "Lender" includes any Issuing Lender and the term "Applicable Law" includes FATCA.
(b) Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c) Payment of Other Taxes by the Credit Parties.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d) Indemnification by the Credit Parties.  The Credit Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e) Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g) Status of Lenders.
(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(2) executed copies of IRS Form W-8ECI;
(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN-E; or
(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i) Survival.  Each party's obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.12 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office.  If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.10, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a) or (c) if any Lender is a Defaulting Lender or a Non‑Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv) such assignment does not conflict with Applicable Law; and
(v) in the case of any assignment resulting from  a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c) Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 5.13 Incremental Loans.
(a) At any time, on one or more occasions, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(i) one or more Incremental term loan commitments (any such Incremental term loan commitment, an "Incremental Term Loan Commitment") to make one or more additional term loans, the principal amount of which will be under a new tranche of Term Loans under this Agreement, or a borrowing of an additional term loans the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest maturity date (any such additional term loan, an "Incremental Term Loan"); or
(ii) one or more increases in the Revolving Credit Commitments (any such increase, an "Incremental Revolving Credit Commitment" and, together with the Incremental Term Loan Commitments, the "Incremental Loan Commitments") to make revolving credit loans under the Revolving Credit Facility (any such increase, an "Incremental Revolving Credit Increase" and, together with the Incremental Term Loans, the "Incremental Loans ");
provided that (1) the total initial principal amount (as of the date of incurrence thereof) of such requested Incremental Loan Commitments and Incremental Loans shall not exceed the Incremental Facilities Limit and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1).  Each such notice shall specify the date (each, an "Increased Amount Date") on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such shorter period as may be approved by the Administrative Agent).  The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an "Incremental Lender").  Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment or any portion thereof. Any proposed Incremental Lender not responding by the Increased Amount Date shall be deemed to have declined to provide an Incremental Loan Commitment or any portion thereof.  Each Incremental Lender shall become a Lender or make its Incremental Loan Commitment under this Agreement pursuant to an amendment (an "Incremental Facility Amendment") to this Agreement giving effect to the modifications permitted by this Section 5.13 and, as appropriate, the other Loan Documents, executed by the Credit Parties, each Incremental Lender with respect to the Incremental Loan under the Incremental Facility Amendment (to the extent applicable) and the Administrative Agent (provided that, with the consent of each Incremental Lender with respect to the Incremental Loan under the Incremental Facility Amendment, the Administrative Agent may execute such Incremental Facility Amendment on behalf of the applicable Incremental Lenders).  Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that each of the following conditions has been satisfied or waived as of such Increased Amount Date, which in the case of an Incremental Term Loan to be used to finance a Limited Condition Acquisition, shall be subject to Section 1.14:
(A) no Default or Event of Default shall exist on such Increased Amount Date immediately prior to or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;
(B) the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 9.11, in each case based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a pro forma basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;
(C) each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(D) the proceeds of (1) any Incremental Loans  shall be used for general corporate purposes of the Borrower and its Subsidiaries and (2) any Incremental Term Loans shall be used by the Borrower and its Subsidiaries for Permitted Acquisitions;
(E) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower, shall be guaranteed by the Guarantors (and no other Person) and shall be secured by the Collateral (and no other Property) on a pari passu basis with the Secured Obligations;
(F) (1) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Incremental Facility Amendment):
(w) such Incremental Term Loan will bear interest at a rate, and will mature and amortize in a manner, reasonably acceptable to the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the then latest maturing existing Incremental Term Loans or a maturity date earlier than the Revolving Credit Maturity Date;
(y) such Incremental Term Loan may be subject to customary provisions applicable to term loan facilities as determined by the applicable Incremental Lenders and the Borrower, including, without limitation, provisions with respect to call protection, redemption premiums, and mandatory prepayments; and
(z) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not substantially consistent with the terms and conditions applicable to the Revolving Credit Loans, shall be reasonably satisfactory to the Administrative Agent and the Borrower (provided that in no event shall such other terms and conditions be more restrictive, taken as a whole, than those set forth in this Agreement and the other Loan Documents);
 (2) in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Incremental Facility Amendment):
(x) such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to unused fees, in each case at the rate applicable to the Revolving Credit Loans, and shall be subject to the same terms and conditions as the Revolving Credit Loans;
(y) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and
(z) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;
(G) any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;
(H) such Incremental Loan Commitments shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and
(I) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment) reasonably requested by Administrative Agent in connection with any such transaction.
(b) The Incremental Lenders shall be included in any determination of the Required Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting Class for any purposes under this Agreement.
(c) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become an Incremental hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.  In addition, if the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent amount of the aggregate outstanding amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the amount by which the L/C Obligations exceeds the Letter of Credit Sublimit.
(a) Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender's obligation to fund participations in respect of L/C Obligations, to be applied pursuant to subSection (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b) Application.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
SECTION 5.15 Defaulting Lenders.
(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i) Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.
(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Certain Fees.
(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.
(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender's or Swingline Lender's Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender's Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Credit Commitment.  Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(v) Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders' Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders' Fronting Exposure in accordance with the procedures set forth in Section 5.14.
(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
ARTICLE VI

 CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1 Conditions to Closing and Initial Extensions of Credit.  The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a) Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Swingline Note in favor of the Swingline Lender (if requested thereby), the Collateral Documents and the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist.
(b) Closing Certificates; Etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i) Officer's Certificate.  A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) none of the Credit Parties is in violation of any of the covenants contained in this Agreement and the other Loan Documents; (C) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (D) since December 31, 2016, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (E)  each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1.
(ii) Certificate of Secretary of each Credit Party.  A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the Organizational Documents of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (C) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii) Certificates of Good Standing.  Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.
(iv) Opinions of Counsel.  Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders, subject to customary qualifications).
(c) Collateral.
(i) Filings and Recordings.  The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral (to the extent required under the Collateral Agreement) and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii) Pledged Collateral.  The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Collateral Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(iii) Lien Search.  The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien after giving effect to the payments pursuant to Section 6.1(f)(ii) (except for Permitted Liens).
(iv) Property and Liability Insurance.  The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender's loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.
(v) Other Collateral Documentation.  The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Collateral Documents to evidence its security interest in the Collateral.
(d) Consents; Defaults.
(i) Governmental and Third Party Approvals.  The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the Transactions, which shall be in full force and effect.
(ii) No Injunction, Etc.  No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
(e) Financial Matters.
(i) Financial Condition/Solvency Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of the Borrower, that (A) after giving effect to the Transactions, the Borrower and its Subsidiaries, on a Consolidated basis are Solvent, (B) attached thereto are calculations evidencing compliance on a pro forma basis after giving effect to the Transactions with the covenants contained in Section 9.11 and (C) attached thereto is a calculation of the Applicable Margin.
(ii) Payment at Closing.  The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder, (B) all reasonable fees and out-of-pocket expenses of McGuireWoods LLP, as counsel to the Administrative Agent, to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.
(f) Miscellaneous.
(i) Notice of Account Designation.  The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii) Existing Indebtedness.  All existing Indebtedness (other than the obligations with respect to the Existing Letters of Credit) of the Borrower and its Subsidiaries under the Existing Credit Agreement shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance reasonably satisfactory to it evidencing such repayment, termination and release.
(iii) PATRIOT Act, etc.  The Borrower and each of the Guarantors shall have provided to the Administrative Agent and the Lenders, at least five (5) Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act, applicable "know your customer" and anti-money laundering rules and regulations.
(iv) Investment Policy.  The Administrative Agent shall have received a copy of the Investment Policy.
Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 6.2 Conditions to All Extensions of Credit.  Subject to Section 1.14, the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(a) Continuation of Representations and Warranties.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b) No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c) Notices.  The Administrative Agent or the Swingline Lender, as applicable, shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a) or Section 5.2, as applicable, or the applicable Issuing Lender shall have received a Letter of Credit Application from the Borrower in accordance with Section 3.2, as applicable.
(d) New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
ARTICLE VII

 REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
SECTION 7.1 Existence, Qualification and Power.  Each Credit Party and each of its Subsidiaries (other than any Immaterial Subsidiary) (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any Subsidiary thereof is an EEA Financial Institution.
SECTION 7.2 Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) result in the imposition or the creation of any Lien (other than any Liens permitted pursuant to the terms of this Agreement) on any asset of any Credit Party or any Subsidiary of a Credit Party , (c) conflict with or result in any breach or contravention, in any material respect, of or require any material payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law in any material respect.
SECTION 7.3 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document (except for filings, notices or similar actions that may be required in connection with enforcement of any security interest under Applicable Law and any approvals, consents, authorizations, actions or notices or filings with respect to the perfection of a security interest in property of any Credit Party located outside of the United States), (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance, in all material respects, of the Liens created under the Collateral Documents (including the first priority nature thereof) (other than the filing of financing statements and delivery of any possessory Collateral as contemplated under the Loan Documents and which filings, registrations and deliveries have either (x) been made on or prior to the Closing Date or (y) are being (or, will be) made in accordance with the terms of the Loan Documents and other than any approvals, consents, authorizations, actions or notices or filings with respect to the perfection of a security interest in property of any Credit Party located outside of the United States) or (d) the exercise, in all material respects, by the Administrative Agent of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents (other than with respect to any Collateral located outside of the United States and except for filings, notices or similar actions that may be required in connection with enforcement of any security interest under Applicable Law.
SECTION 7.4 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principals of equity.
SECTION 7.5 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries, in all material respects, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2017 and June 30, 2017, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries, in all material respects, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries, delivered pursuant to Section 8.1(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions known to the Borrower to exist at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's good faith estimate of its future financial condition and performance, it being understood that such forecasts are not to be viewed as facts, are subject to significant uncertainties and contingencies, that no assurance can be given that any particular forecast will be realized and that actual results may vary materially from such forecast.
SECTION 7.6 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, or the consummation of the transactions contemplated herby or thereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
SECTION 7.7 No Default.  No Default or Event of Default has occurred and is continuing.
SECTION 7.8 Ownership of Property; Liens; Investments.
(a) Each Credit Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing or any other provision or representation contained in the Loan Documents to the contrary, the parties hereto agree that certain assets and property located on, and improvements to, certain real property necessary or used in the ordinary conduct of the business of the Borrower and its Subsidiaries may be from time to time provided by certain Governmental Authorities of the United States (such assets and other property, "Government Furnished Property") in connection with the BioThrax Contract, the NuThrax Contract and other Contractual Obligations of such Credit Parties and/or Subsidiaries with such Governmental Authorities.  In some instances, such Governmental Authorities of the United States may retain an ownership interest in such Government Furnished Property.  The Borrower and each other Credit Party represents and warrants to the Administrative Agent and the Lenders that such retained ownership by the Governmental Authorities of the United States in such Government Furnished Property, if any, does not in any case materially interfere with the ordinary conduct of the business of the applicable Credit Party or Subsidiary of a Credit Party thereon.
(b) Schedule 7.8(b) sets forth, as of the Closing Date, a complete and accurate list of all Liens (other than Liens permitted under Sections 9.1(a) and (c) through (n)) on the property or assets of each Credit Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof and the property or assets of such Credit Party or such Subsidiary subject thereto.  The property of each Credit Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 7.8(b), and Permitted Liens.
(c) Schedule 7.8(c) (as the same may be updated from time to time pursuant to Section 8.2(k)), sets forth a complete and accurate list of all real property owned by each Credit Party and each of its Subsidiaries, showing as of the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 8.2(k)) the street address, county or other relevant jurisdiction, state and record owner thereof.  Each Credit Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Credit Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.
(d) Schedule 7.8(d) (as the same may be updated from time to time pursuant to Section 8.2(k)) sets forth a complete and accurate list of all Investments (other than Investments permitted under Sections 9.2(a) through (e) and (g) through (i)) held by any Credit Party or any Subsidiary of a Credit Party on the date hereof (or such later date as such Schedule is updated (or required to be updated) pursuant to Section 8.2(k)), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
SECTION 7.9 Environmental Compliance.
(a) Borrower and its Subsidiaries have, in the ordinary course of business, reviewed the effect of existing Environmental Laws and any claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that liability under such Environmental Laws and any claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b) Except as otherwise set forth in Schedule 7.9, to the knowledge of the  Borrower and its Subsidiaries, none of the properties currently or formerly owned or operated by the Borrower and its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the knowledge of the Borrower and its Subsidiaries, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by the Borrower and its Subsidiaries or, to the knowledge of the Borrower and its Subsidiaries, on any property formerly owned or operated by the Borrower and its Subsidiaries, except insofar as any of the foregoing have been closed or removed in compliance with Environmental Laws; to the knowledge of the Borrower and its Subsidiaries, there is no asbestos above regulated levels or asbestos-containing material as that term is defined under Environmental Laws on any property currently owned or operated by the Borrower and its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of in a manner which would require remediation or otherwise impose liability under Environmental Laws on any property currently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned or operated by the Borrower and its Subsidiaries.
(c) Except as otherwise set forth on Schedule 7.9, neither the Borrower nor its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action resulting from any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except for such actions which have been concluded in compliance with Environmental Laws; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned or operated by the Borrower and its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to the Borrower and its Subsidiaries, taken as a whole.
SECTION 7.10 Insurance.  The properties of the Borrower and its Subsidiaries are insured with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.
SECTION 7.11 Taxes.  The Borrower and its Subsidiaries have filed all Federal, and all material state and other tax returns and reports required to be filed, and have paid all Federal, and all material state and Other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.  There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
SECTION 7.12 ERISA Compliance.
(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code.  To the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of, such tax-qualified status.
(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d) With respect to each scheme or arrangement mandated by a government other than the United States (a "Foreign Government Scheme or Arrangement") and with respect to each Employee Benefit Plan maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party that is not subject to United States law (a "Foreign Plan"):
(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except as would not reasonably be expected to have a Material Adverse Effect;
(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, except as would not reasonably be expected to have a Material Adverse Effect; and
(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, except as would not reasonably be expected to have a Material Adverse Effect.
(e) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan that would reasonably be expected to have a Material Adverse Effect.
SECTION 7.13 Subsidiaries; Equity Interests; Credit Parties.  As of the Closing Date, no Credit Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 7.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such concepts apply in such Subsidiary's jurisdiction of incorporation) and are owned by a Credit Party in the amounts specified on Part (a) of Schedule 7.13 free and clear of all Liens, except those created under the Collateral Documents.  As of the Closing Date, no Credit Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 7.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.  Set forth on Part (c) of Schedule 7.13 is a complete and accurate list of all Credit Parties, as of the Closing Date, showing as of the Closing Date (as to each Credit Party) the jurisdiction of its incorporation, the address of its principal place of business and its true and correct U.S. taxpayer identification number or, in the case of any non-U.S. Credit Party that does not have a U.S. taxpayer identification number, its true and correct unique identification number issued to it by the jurisdiction of its incorporation or formation.  The copy of the charter of each Credit Party and each amendment thereto provided pursuant to Section 6.1(b)(ii) is a true and correct copy of each such document, as of the Closing Date, each of which is valid and in full force and effect.
SECTION 7.14 Margin Regulations; Investment Company Act.
(a) No Credit Party or Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock in violation of Applicable Law.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis subject to the provisions of Section 9.1 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 10.1(e) will be margin stock.
(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an "investment company" under the Investment Company Act of 1940.
SECTION 7.15 Disclosure.  Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement and any other Loan Document (taken as a whole with any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or forecasts, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such projected financial information and forecasts are not to be viewed as facts, are subject to significant uncertainties and contingencies, that no assurance can be given that any particular projected financial information or forecast will be realized and that actual results may vary materially from such projection or forecast.
SECTION 7.16 Compliance with Laws.
(a) Each Credit Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) To the knowledge of the Borrower, no circumstance exists and no event has occurred that (with or without notice or lapse of time) may give rise to any obligation on the part of any Credit Party to undertake, or to bear all or any portion of the cost of, any remedial corrective action of any nature with respect to any product developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries, which obligations if incurred would reasonably be expected to have a Material Adverse Effect.
(c) Each product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries that is subject to the Federal Food, Drug and Cosmetic Act (the "FFDCA"), the FDA regulations promulgated thereunder, or similar Applicable Law, is being developed, produced, tested, packaged, labeled, marketed, sold, and/or distributed in compliance in all material respects with all Applicable Laws under the FFDCA or similar Applicable Laws, including those relating to the importation of FDA-regulated products, current good manufacturing practices (cGMPs), and corresponding facility registration, recall, recordkeeping, and reporting obligations, and is not adulterated or misbranded within the meaning of the FFDCA.
(d) No Credit Party, no Subsidiary of any Credit Party nor, to any Credit Party's knowledge, any officer or employee of any of them currently is, or has been, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Sec. 335a(a) or any similar Applicable Law or authorized by 21 U.S.C. Sec. 335a(b) or has been charged with or convicted under any Applicable Law relating to the development or approval of products subject to regulation by the FDA (or similar or analogous foreign, state or local Governmental Authority), or otherwise relating to the regulation of any product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries.
(e) No product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries has been recalled directly or indirectly by a Credit Party or any of its Subsidiaries or any Governmental Authority or involuntarily withdrawn, suspended, or discontinued, except to the extent that any such recall, withdrawal, suspension or discontinuance would not reasonably be expected to have a Material Adverse Effect.  No Credit Party has been notified in writing of any action, arbitration, non-routine audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or claim commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (whether completed or pending) seeking the voluntary or other recall, withdrawal, suspension, or seizure of any such product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Credit Party or any of its Subsidiaries that (x) in the case of the BioThrax Contract and the NuThrax Contract, would reasonably be expected to result in a Default pursuant to Section 10.1(m) and (y) in each other case, would reasonably be expected to have a Material Adverse Effect.
(f) Neither the Borrower nor any of its Subsidiaries has received (a) any so called "Warning Letters" or "Untitled Letters" from the FDA (or similar or analogous foreign, state or local Governmental Authority) for which the Borrower or such Subsidiary has not provided a response  or which has not otherwise been satisfied to Borrower's knowledge, or (b) any (i) citation, suspension, revocation, limitation, warning, audit finding, request or communication issued by a Governmental Authority that has not been resolved to the applicable Governmental Authority's satisfaction to Borrower's knowledge or (ii) notification in writing from any Governmental Authority regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Law, or (y) any actual, alleged, possible, or potential obligation on the part of any such Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case of any citation, notification, limitation, warning, audit finding, request or communication received under this clause (b), which would reasonably be expected to have a Material Adverse Effect.
(g) Each Credit Party and each of its Subsidiaries have filed all material reports, documents, applications, notices and copies of any contracts required by any Applicable Laws to be filed or furnished to any Governmental Authority.  All such reports, documents, applications, notices and contracts were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing such that no material liability exists in respect of the Borrower and its Subsidiaries with respect to such filings).
(h) Neither any Credit Party nor any Subsidiary of any Credit Party nor any Principal (as defined in Federal Acquisition Regulation 52.209-5) presently is suspended or debarred from bidding on contracts or subcontracts for or with any Governmental Authority.  No Credit Party has received written notification of any suspension or debarment actions with respect to any government contract currently have been commenced or threatened in writing against any Credit Party or any Subsidiary of any Credit Party or any of their respective Related Parties.
(i) Each Credit Party and each Subsidiary of any Credit Party, in each case, that is party to a contract with the Federal Government of the United States has an ethics and compliance program that complies with the requirements of Federal Acquisition Regulation Subpart 3.10 and FAR 52. 203-13.
SECTION 7.17 Intellectual Property; Licenses, Etc.  Each Credit Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict in any material respects with the rights of any other Person.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material employed by any Credit Party or any of its Subsidiaries infringes in any material respect upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 7.18 Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a) None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Credit Facility established hereby, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions, (C) is under administrative, civil or criminal investigation for an alleged material violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible material violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, except to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions.
(b) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c) Each of the Borrower and its Subsidiaries, each director, officer and to the knowledge of Borrower, each employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.
(d) No proceeds of any Extension of Credit have been or will be used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 9.16.
SECTION 7.19 Solvency.  The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.
SECTION 7.20 Casualty, Etc.  Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 7.21 Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.
SECTION 7.22 Material Contracts.
(a) To the best of the knowledge of the Borrower and the other Credit Parties that are party to a Material Contract, each Material Contract is in full force and effect in all material respects.
(b) No Credit Party nor any of its Subsidiaries has, directly or indirectly, paid or delivered any material fee, commission or other sum of money or remuneration, however characterized, to any Governmental Authority or any other Person which in any manner is related to any Material Contract of any Credit Party or any of its Subsidiaries and which is illegal under any Applicable Law.
(c) (i) No termination for convenience, termination for default, notice of non-renewal, notice of material non-compliance or default, cure notice or show cause notice has been issued to any Credit Party or any Subsidiary of any Credit Party or any predecessor of any of the foregoing and remains unresolved and (ii) no Credit Party nor any of its Subsidiaries aware of any failure by such Person to comply with any term or provision of any Material Contract that would be the basis for a termination for default, notice of material non-compliance or default, cure notice or show cause notice, in each case, would reasonably be expected to have a Material Adverse Effect.
(d) No material amount due to any Credit Party or any Subsidiary of any Credit Party or any predecessor of any of the foregoing has been withheld or set off by or on behalf of a Governmental Authority, or prime contractor or subcontractor (at any tier) in each case with respect to any Material Contract.
(e) No Credit Party nor any Subsidiary of any Credit Party nor any Related Parties of any of the foregoing (i) is under any administrative, civil or criminal investigation or indictment by any Governmental Authority, nor subject to any non-routine audit, whether pending, completed or threatened, relating to the performance or administration of any Material Contract by a Credit Party nor a Subsidiary of a Credit Party or (ii) has made, nor has been required to make, any disclosure to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission under or relating to any Material Contract (or bid with respect thereto).
(f) With respect to any Material Contract to which any Governmental Authority is a counterparty:
(i) such Material Contract was legally awarded and no Credit Party nor any Subsidiary of any Credit Party has received any notice in writing that any Material Contract (or any bid in respect thereof) is the subject of any pending bid or award protest proceedings;
(ii) each Credit Party and each Subsidiary is in material compliance with all applicable statutory and regulatory requirements pertaining to each of its Material Contracts and bids related thereto, including to the extent applicable, (a) the Procurement Integrity Act (41 U.S.C. Sec.Sec. 2101-2107) and its implementing regulations including Federal Acquisition Regulation 3.104; (b) the Anti-Kickback Act (41 U.S.C. Sec.Sec. 8701-8707) and implementing regulations including the associated regulations set forth in Federal Acquisition Regulation 3.502; (c) the Federal Health Care Anti-Kickback Statute, 42 U.S.C. Sec. 1320a-7b(b); (d) the prohibitions on bribery and gratuities set forth in 18 U.S.C. Sec. 201 and the associated regulations at Federal Acquisition Regulation Subpart 3.2 and Federal Acquisition Regulation 52.203-3; (e) the Truth in Negotiations Act, 41 U.S.C. Sec.Sec. 3501-3509; (f) the independent pricing requirements at Federal Acquisition Regulation 3.103; and (g) the limitations on the payments of funds to influence federal transactions, as set forth in 31 U.S.C. Sec. 1352 and the associated regulations at Federal Acquisition Regulation Subpart 3.8 and Federal Acquisition Regulation 52.203-11; and
(iii) no Credit Party nor any Subsidiary of any Credit Party has made any mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i) or any voluntary disclosure to any Governmental Authority with respect to any alleged unlawful conduct, misstatement, significant overpayment under a Material Contract, or omission arising under or related to any Material Contract (or bid in respect thereof), and there are no facts that would require mandatory disclosure under Federal Acquisition Regulation 52.203-13(b)(3)(i).
ARTICLE VIII

 AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 8.1 Financial Statements and Budgets.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) Annual Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders' equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report of an independent certified public accountant of nationally recognized standing, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit.
(b) Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter or for the portion of the Borrower's fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower's fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries, on a Consolidated basis, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
(c) Annual Business Plan and Budget.  As soon as available, but in any event within forty-five (45) days after the beginning of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year prepared by management, in form reasonably satisfactory to the Administrative Agent.
SECTION 8.2 Certificates; Other Reports.  Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, assistant treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes thereof), that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) demonstrates compliance with the financial covenants set forth in Section 9.11 as of the last day of the applicable Measurement Period ending on the last day of the Measurement Period covered by such financial statements, (iii) demonstrates the calculation of Immaterial Subsidiaries and compliance with Section 8.12(b) and (iv) in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 9.11, a statement of reconciliation conforming such financial statements to GAAP to the extent required by Section 1.3(b);
(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Credit Party by independent accountants in connection with the accounts or books of any Credit Party or any of its Subsidiaries, or any audit of any of them;
(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent)) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;
(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of publicly-issued debt securities (other than the Obligations) of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 8.2;
(e) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;
(f) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies each notice of a non-routine nature received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;
(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;
(h) promptly after occurrence thereof or after the Borrower or applicable Subsidiary's receipt thereof, as applicable, copies of any notice of default, notice of termination or termination, non-routine audit or investigation under any Material Contract;
(i) promptly after the same are available, copies of each new or replacement BioThrax Contract and replacement NuThrax Contract and each material amendment or material modification thereto (as determined by the Borrower in good faith) entered into after the Closing Date;
(j) promptly after occurrence thereof, copies of any material amendment or material modification to the Borrower's Investment Policy (as determined by the Borrower in good faith);
(k) as soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedules 7.8(c) and 7.8(d), including an identification of all owned and leased real property disposed of by any Credit Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner and, in the case of leases of property, lessor, lessee, and lease expiration date) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the last day of the applicable fiscal year; and (ii) a report supplementing Schedule 7.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date the last day of the applicable fiscal year, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;
(l) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable "know your customer" rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and
(m) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Credit Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(c) or (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  Notwithstanding anything to the contrary herein, any financial statements, annual reports, proxy statements, documents or other information required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(c) or (d) shall be satisfied if such financial statements, annual reports, proxy statements, documents or other information are made publicly available on the SEC's EDGAR website and shall be deemed to have been delivered on the date of filing on the SEC's EDGAR website.  The Administrative Agent shall have no obligation to request the delivery or, except for such Compliance Certificates, to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender").  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, means that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials "PUBLIC".
SECTION 8.3 Notice of Litigation and Other Matters.  Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a) the occurrence of any Default or Event of Default;
(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (ii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws (in each case, that has resulted or would reasonably be expected to result in final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount);
(c) the occurrence of any ERISA Event that would reasonably be expected to exceed the Threshold Amount;
(d) the receipt by any Credit Party or any of its Subsidiaries of (i) any so called "Warning Letter", or similar notification, (ii) any notification of a mandated or requested recall affecting the products manufactured, sold or distributed by such Credit Party or such Subsidiary, or (iii) any other material correspondence which may be adverse, in any material respect, to the interest of the Borrower and its Subsidiaries (as determined in good faith by such applicable Borrower or such Subsidiary), in each case, from the FDA (or analogous foreign, state or local Governmental Authority);
(e) the occurrence of any event or the existence of any other matter that has resulted or could reasonably be expected to result in Environmental Liability to the Borrower or any Subsidiary in excess of the Threshold Amount;
(f) the occurrence of any event or the existence of any other matter that has resulted or would reasonably be expected to result in a recall affecting (x) BioThrax, NuThrax or any other product which is sold or distributed by a Credit Party under a Material Government Contract or (y) other products manufactured, sold or distributed by a Credit Party or a Subsidiary of a Credit Party with a fair market value in the case of this clause (y) in excess of the Threshold Amount; and
(g) of any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 8.3(a) shall describe the provisions of this Agreement and any other Loan Document that have been breached.  Each notice pursuant to Section 8.3(d) shall be accompanied by the applicable "Warning Letter", notification or correspondence received by the Borrower or such Subsidiary.
SECTION 8.4 Payment of Taxes.  Pay and discharge as the same shall become due and payable all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
SECTION 8.5 Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.4 or 9.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
SECTION 8.6 Maintenance of Properties.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (b) use the standard of care typical in the industry in the operation and maintenance of its facilities.
SECTION 8.7 Maintenance of Insurance.  Maintain with companies having an A.M. Best Rating of at least A- not Affiliates of the Borrower, insurance in such amounts, with such deductibles and covering such risks as are necessary to ensure that Uninsured Liabilities of the Borrower and/or any Subsidiary are not reasonably likely to result in a Material Adverse Effect.  All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender's loss payee or mortgagee, as applicable.
SECTION 8.8 Compliance with Laws.  Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except (to the extent not constituting a breach of any representation or warranty made pursuant to Section 7.16) in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.9 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all financial transactions and material matters involving the assets and business of the Borrower or such Subsidiary (subject to year-end audit adjustments and the absence of footnotes), as the case may be; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be; (c) maintain systems of internal controls (including but not limited to, cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems) that are in compliance in all material respects with the requirements of its Material Contracts, and (d) without limiting the foregoing, maintain practices and procedures in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in compliance in all material respects with all applicable provisions of Part 31 (Cost Principles) of the Federal Acquisition Regulations and Federal Acquisition Regulation Part 99 (Cost Accounting Standards).
SECTION 8.10 Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent (and any Lenders that accompany the representatives or independent contractors of the Administrative Agent ) to visit and inspect  any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that (a) absent an Event of Default, the Borrowers shall only be required to pay for one such visit and/or inspection in any twelve month period , (b) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (c) with respect to any discussion with the Borrower's or any Subsidiary's independent public accountants, the Borrower or its Subsidiary may, at their option, have one or more employees or representatives present at such discussion.  Notwithstanding the foregoing, none of the Borrower or its Subsidiaries will be required to permit examinations or copies or abstracts of any records in respect to which the disclosure of such records is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product.
SECTION 8.11 Use of Proceeds.  Use the proceeds of the Credit Extensions for (i) working capital, (ii) any Permitted Acquisition, (iii) Capital Expenditures, (iv) to refinance certain existing Indebtedness on the Closing Date and (v) for other general corporate purposes and, in each case, in a manner not in contravention of any Loan Document.
SECTION 8.12 Covenant to Guarantee Secured Obligations and Give Security.
(a) Additional Domestic Subsidiaries.  Promptly notify the Administrative Agent of the creation or acquisition of a Person that becomes a Domestic Subsidiary (other than an Excluded Subsidiary) and, within thirty (30) days after such creation, acquisition or event (as such time period may be extended by the Administrative Agent in its sole discretion), cause such Domestic Subsidiary to (i) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement in the form attached thereto as Exhibit A or such other document as the Administrative Agent shall deem reasonably acceptable for such purpose, (ii) grant a security interest in all Collateral (subject to the exclusions and exceptions specified in the Collateral Agreement) owned by such Domestic Subsidiary by delivering to the Administrative Agent a duly executed supplement to the Collateral Agreement in the form attached thereto as Exhibit A or such other document as the Administrative Agent shall deem reasonably acceptable for such purpose and comply with the terms of the Collateral Agreement, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iv) if such Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent; provided that no Credit Party shall be required to make any assignment of, or provide any mortgage over, any interest in any real property.
(b) Additional Guarantors.  If either (i) the total assets of all Domestic Subsidiaries that are not Guarantors, taken as a whole, as of the last day of the fiscal quarter set forth in the most recent financial statements delivered pursuant to Section 8.1(a) or (b), is greater than ten percent (10%) of the consolidated total assets the Borrower and its Domestic Subsidiaries on such date or (ii) the total revenue of all Domestic Subsidiaries that are not Guarantors, taken as a whole, for the period of four (4) consecutive fiscal quarters ending on the last day of the most recent fiscal quarter covered by such financial statements is greater than ten percent (10%) of the consolidated total revenue of the Borrower and its Domestic Subsidiaries for such period (an "Additional Guarantor Trigger Event"), then the Borrower shall, within forty-five (45) days after the delivery of a respective Compliance Certificate indicating that an Additional Guarantor Trigger Event has occurred, cause one or more Domestic Subsidiaries to become Guarantors and comply with the requirements of this Section 8.12 (notwithstanding that such Domestic Subsidiary is an Immaterial Subsidiary) as necessary for the total assets and total revenue of all Domestic Subsidiaries that are not Guarantors, taken as a whole, to constitute less than ten percent (10%) of Consolidated total assets and ten percent (10%) of the Consolidated total revenue of the Borrower and its Domestic Subsidiaries at such time.
(c) Release of Immaterial Subsidiary as Guarantor.  The Borrower may send a written notice to the Administrative Agent, in substantially the form attached hereto as Exhibit I, from time to time to remove an Immaterial Subsidiary as a Guarantor if both before and giving effect to such removal no Additional Guarantor Trigger Event shall exist and, upon receipt of such written notice by the Administrative Agent, the Immaterial Subsidiary specified in such written notice shall be released from all of its obligations as a Guarantor; provided that (i) immediately before and after such release, no Default or Event of Default shall have occurred and be continuing and (ii) all outstanding Investments made by the Borrower and its Subsidiaries in such Immaterial Subsidiary as of such date of release shall be deemed to have been made under Section 9.2(c)(iv).
(d) Additional Collateral.  Upon the acquisition by any Credit Party of any Property of the type constituting Collateral, the applicable Credit Parties shall comply with the requirements set forth in the Collateral Documents with respect thereto.
(e) Federal Assignment of Claims Act.  The Credit Parties shall execute and deliver such assignments, and take such other action as may be necessary in the reasonable opinion of the Administrative Agent, to comply with the Federal Assignment of Claims Act of 1940 with respect to the BioThrax Contract (it being acknowledged and agreed that each Credit Party shall use commercially reasonable efforts to cause the BioThrax Contract to be free of any restriction on assignment)).  In addition, if and within thirty (30) days (or such longer period as agreed to by the Administrative Agent) after such time that the NuThrax Contract has obtained either (i) full FDA approval or (ii) FDA emergency use authorization pursuant to Section 564 of the FFDCA, the Borrower shall take such action as may be necessary in the reasonable opinion of the Administrative Agent to comply with the Federal Assignment of Claims Act of 1940, with respect to the NuThrax Contract.  For the avoidance of doubt, the Credit Parties shall not be required to comply with the Federal Assignment of Claims Act of 1940 with respect to any contract with a Governmental Authority, including any Material Government Contract, other than the BioThrax Contract and, subject to this clause (e), the NuThrax Contract.
SECTION 8.13 Compliance With Environmental Laws.  Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required under Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
SECTION 8.14 Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  The Borrower will maintain in effect and enforce policies and procedures designed to promote and endeavor to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
SECTION 8.15 Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.
SECTION 8.16 Compliance with Terms of Material Contracts.  Perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract, as amended, restated, modified, supplemented or otherwise modified from time to time, in full force and effect (other than any such Material Contract that expires in accordance with its terms not due to a default by the Borrower or any of its Subsidiaries), use commercially reasonable efforts to enforce in all material respects each such Material Contract in accordance with its terms.
SECTION 8.17 Cash Management.
(a) BioThrax Receivables Account.  Maintain the BioThrax Receivables Account with (i) a Lender or (ii) another depository bank that is not a Lender, subject to a customary Account Control Agreement in favor of the Administrative Agent.
(b) NuThrax Receivables Account.  Once NuThrax has obtained either (i) full FDA approval or (ii) FDA emergency use authorization pursuant to Section 564 of the FFDCA, maintain each NuThrax Receivables Account with (A) a Lender or (B) another depository bank that is not a Lender, subject to a customary Account Control Agreement in favor of the Administrative Agent.
Notwithstanding anything to the contrary contained herein, no Credit Party shall take any action with respect to the BioThrax Receivables Account or the NuThrax Receivables Account which could impair, in any manner, any assignment of payments made under the Federal Assignment of Claims Act of 1940 in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to the BioThrax Contract or the NuThrax Contract.
SECTION 8.18 Post-Closing Matters.  Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.18, in each case within the applicable corresponding time limits specified on such schedule.
ARTICLE IX

 NEGATIVE COVENANTS
Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.
SECTION 9.1 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets (including, without limitation, any IP Rights or owned real property) or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor (other than precautionary lease filings in respect of operating leases covering only the property subject to any such lease and, which shall in no event secure any Indebtedness), or assign any accounts or other right to receive income, other than the following:
(a) Liens pursuant to any Loan Document;
(b) Liens existing on the date hereof and listed on Schedule 7.8(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 9.3(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.3(c);
(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f) deposits or letters of credit or bank guarantees permitted under Section 9.3(p) to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance or bid bonds and other obligations of a like nature incurred in the ordinary course of business;
(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(h);
(i) Liens securing Indebtedness permitted under Section 9.3(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j) solely to the extent junior to the Liens on the Collateral securing the Secured Obligations, Liens securing obligations in respect of Indebtedness under any economic development incentive program from any State or any subdivision (including any city or county) permitted under Section 9.3(g); provided that such Liens (i) do not at any time encumber any property other than any property located in such State or subdivision giving rise to the Borrower's business development activities and such incentive program and (ii) to the extent encumbering any Collateral, shall at all times be subject to an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent;
(k) any interest or title of (i) a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased or (ii) a lessee, licensee, sublessee under any lease, license, sublease or sublicense by the Borrower or any Subsidiary permitted under Section 9.5;
(l) Liens existing on property acquired by the Borrower or any Subsidiary at the time such property is acquired or existing on the property of any Person at the time such Person becomes a Subsidiary after the Closing Date; provided that (i) such Liens exists at the time such Person becomes a Subsidiary and are not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) such Liens do not attach to any Property of the Borrower or any of its Subsidiaries other than those of the Subsidiary acquired or the property or assets so acquired (and property or assets affixed or appurtenant thereto) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(m) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or securities account in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account or securities account of the Borrower or any Subsidiary thereof;
(n) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods;
(o) Liens deemed to exist in connection with Investments in repurchasing agreement under Section 9.2 and reasonable and customary initial deposits and margin deposits and similar Liens attached to commodities trading accounts or other brokerage accounts in the ordinary course of business and not for speculative purposes;
(p) Liens solely on cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement relating to an Investment permitted under Section 9.2;
(q) Liens on deposits and other amounts held in escrow to secure contractual payments (continent or otherwise) payable by the Borrower or any Subsidiary to a seller after the consummation of a Permitted Acquisition;
(r) Liens in respect to unearned premiums on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto permitted under Section 9.3(n)(i);
(s) Liens on deposits to secure any Indebtedness permitted under Section 9.3(p); and
(t) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000; provided that no such Lien shall extend to or cover any IP Rights or real property owned by the Borrower or any Subsidiary.
Notwithstanding the foregoing, in no event shall this Section permit any consensual Liens on real property or IP Rights owned by the Borrower or any Subsidiary, other than Liens under clauses (a), (g), (k) and (l).
SECTION 9.2 Investments.  Make any Investment, except:
(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents and other Investments permitted by the Investment Policy;
(b) advances to officers, directors and employees of the Borrower and Subsidiaries (i) in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) in an aggregate amount not to exceed $500,000 at any time outstanding, in connection with such Person's purchase of Equity Interests of the Borrower;
(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Credit Parties, (iii) additional Investments by Non-Guarantor Subsidiaries in other Non-Guarantor Subsidiaries and (iv) investments in Non-Guarantor Subsidiaries, together with any Investments made pursuant to Section 9.2(i), in an aggregate outstanding amount not to exceed the greater of $100,000,000 and 10.0% of Consolidated Tangible Assets as of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b);
(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) Guarantees permitted by Section 9.3 and Restricted Payments permitted by Section 9.6;
(f) Investments existing on the date hereof (other than those referred to in Section 9.2(c)(i)) and set forth on Schedule 7.8(d) and any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (f) is not increased at any time above the amount of such Investment set forth on Schedule 7.8(d);
(g) Acquisitions which meet the following requirements (each a "Permitted Acquisition") which, in the case of a Permitted Acquisition that is a Limited Condition Acquisition, shall be subject to Section 1.14;
(i) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course or another business reasonably related thereto;
(ii) in the case of any Acquisition of all or substantially all of the Equity Interest in a Person, such Acquisition shall have been approved by the board of directors (or other equivalent governing body) of such Person;
(iii) immediately before and immediately after giving pro forma effect to any such Acquisition, no Default or Event of Default shall have occurred and be continuing;
(iv) (A) the Borrower shall be in compliance with the covenants set forth in Section 9.11 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b) on a pro forma basis (after giving effect to such Acquisition, including any Credit Extensions to be made to fund any such Acquisition) as though such Acquisition had been consummated as of the first day of such Measurement Period, and (B) in the case of any Acquisition having aggregate consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $75,000,000, the Borrower shall have provided to the Administrative Agent not less than five (5) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such Acquisition a Compliance Certificate demonstrating such compliance;
(v) the Borrower shall have delivered to the Administrative Agent (which the Administrative Agent shall make available to each Lender), at least five (5) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior to the date on which any such Acquisition is to be consummated, a description of such Acquisition with a reasonably detailed summary of all earnouts, milestones and other contingent payment obligations in connection with such Acquisition; and
(vi) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such Acquisition;
(h) the consummation of the Acquisitions of by the Borrower or another Credit Party of (i) the ACAM2000(R) business of Sanofi and (ii) the anthrax monoclonal antibody, raxibacumab, from GlaxoSmithKline plc, in each case as previously disclosed by the Borrower and such Acquisitions shall each be deemed a "Permitted Acquisition", whether consummated before or after the Closing Date;
(i) other Investments not exceeding $15,000,000 at any time outstanding;
(j) other Investments not otherwise permitted pursuant to this Section; provided that, as of the date of such Investment, immediately before and immediately after giving pro forma effect to the making of any such Investment and any Indebtedness incurred in connection therewith (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio is less than 2.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b);
(k) Investments consisting of Hedge Agreements permitted under Section 9.3(e);
(l) Investments in the Equity Interest of the Borrower which is held by the Borrower as treasury stock; and
(m) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 9.5.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.2, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 9.3 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Credit Party, constitute "Collateral" under the Collateral Agreement, (ii) in the case of Indebtedness owed by a Credit Party to a Non-Guarantor Subsidiary shall be unsecured and if such Indebtedness is evidenced by a note or other written agreement, shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 9.2(c), (i) or (j);
(c) Indebtedness outstanding on the date hereof and listed on Schedule 9.3 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased (unless otherwise permitted under this Section 9.3) at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal or extension, (iii) the final maturity date and weighted average life to maturity of such refinancing, refunding, renewal or extension shall not be prior to or shorter than that applicable to the Indebtedness prior to such refinancing, refunding, renewal or extension and (iv) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate;
(d) (i) Guarantees by a Credit Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Credit Party, (ii) Guarantees by a Non-Guarantor Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary, (iii) Guarantees by a Credit Party in respect of Indebtedness of Non-Guarantor Subsidiaries to the extent constituting an Investment in respect thereof permitted under Section 9.2, (iv) Guarantees by the Borrower of obligations under Hedge Agreements of any Foreign Subsidiary permitted pursuant to Section 9.3(e) owing to any Lender and (v) Guarantees by the Borrower or any Subsidiary of any Cash Management Agreement with a Lender or an Affiliated of a Lender to which the Borrower or any Subsidiary is a party permitted under Section 9.3(o);
(e) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Hedge Agreements; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a "market view;" and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(f) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness, together with an Indebtedness incurred pursuant to Section 9.3(l), at any one time outstanding shall not exceed the greater of $50,000,000 and 5% of Consolidated Tangible Assets;
(g) Indebtedness of the Borrower or any other Credit Party arising in connection with any economic development incentive program or grant from any State or any subdivision thereof (including any city or county) in connection with the Borrower's or such Credit Party's business development activities in such State or subdivision; provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $15,000,000;
(h) unsecured Indebtedness or Subordinated Indebtedness (including earn-out obligations) of the Borrower and its Subsidiaries; provided that (i) if the proceeds of such Indebtedness are used to fund all or a portion of a Permitted Acquisition, the Borrower is in compliance, as of the date of incurrence (if not a Limited Condition Acquisition or, if a Limited Condition Acquisition and the Borrower has elected to test on such date) or as of the date of entering into a definitive agreement for such Permitted Acquisition (if a Limited Condition Acquisition and the Borrower elects to test on such date), as applicable, on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof with Section 9.11 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), (ii) if the proceeds of such Indebtedness are not to fund all or a portion of a Permitted Acquisition, the Borrower is in compliance, as of the date of incurrence, on a pro forma basis after giving effect to the incurrence of such Indebtedness with (A) a Consolidated Net Leverage Ratio 0.25 inside of the applicable level required pursuant to Section 9.11(b) (calculated without giving effect to any netting of the proceeds thereof from Consolidated Funded Indebtedness) and (B) the other covenants set forth in Section 9.11, in each case, as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), (iii) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (iv) such Indebtedness does not mature prior to the date that is 91 days after the then latest Revolving Credit Maturity Date or maturity date of any Incremental Term Loan, as applicable, at the time of the incurrence of such Indebtedness, (v) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (vi) if such Indebtedness is Subordinated Indebtedness, (x) it will not have mandatory prepayment or mandatory amortization, redemption, sinking fund or similar prepayments (other than asset sale and change of control mandatory offers to repurchase customary for high-yield debt securities) prior to the date that is 91 days after the Revolving Credit Maturity Date or maturity date of any Incremental Term Loan, as applicable, at the time of the incurrence of such Indebtedness and (y) any guaranty of such Indebtedness by the Credit Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness, and (vii) the terms of such Indebtedness (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by the Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole;
(i) Indebtedness of the Credit Parties under the Convertible Senior Notes in an aggregate outstanding principal amount not to exceed $250,000,000 at any time and any refinancings, refundings, renewals or extensions thereof, which may include an increase of such Indebtedness, to the extent permitted under Section 9.3(h); provided that (i) no obligors, other than any direct or any contingent obligor with respect to such Indebtedness, shall be an obligor under such refinancing, refunding, renewal or extension, (ii) the final maturity date of such refinancing, refunding, renewal or extension shall not be prior to the date this 91 days after the then latest Revolving Credit Maturity Date or maturity date of any Incremental Term Loan, as applicable, and (iii) the material terms (other than fees, rate floors, premiums, optional prepayment, redemption provisions and conversion price), taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness are not more restrictive (as determined by the Borrower in good faith) in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate, as determined by the Borrower in good faith;
(j) Indebtedness in respect of earnouts, milestones and other contingent payment obligations incurred in connection with (i) any Permitted Acquisition or (ii) other Acquisition to which the requisite Lenders have consented;
(k) unsecured Indebtedness consisting of promissory notes issued to current or former officers, directors, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 9.6(i);
(l) Indebtedness of any Person that becomes a Subsidiary after the date hereof and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, except by an amount equal to any original issue discount, a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate amount of all such Indebtedness, together with an Indebtedness incurred pursuant to Section 9.3(f), at any one time outstanding shall not exceed the greater of $50,000,000 and 5% of Consolidated Tangible Assets;
(m) unsecured Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted hereunder;
(n) Indebtedness consisting of (i) the financing of insurance premiums payable on insurance policies maintained by the Borrower or any Subsidiary thereof or (ii) take or pay obligations contained in any supply arrangements, in each case, in the ordinary course of business;
(o) Indebtedness arising under, or in connection with, any Cash Management Agreement to which the Borrower or any Subsidiary is a party and entered into in the ordinary course of business;
(p) obligations of the Borrower or any Subsidiary under letters of credit, banker's acceptances or bank guarantee denominated in a currency other than Dollars issued for the account of the Borrower or any of its Subsidiaries, provided that the aggregate amount of all such obligations (including the maximum amount to be drawn under all such letters of credit) shall not exceed $5,000,000 at any time outstanding;
(q) surety bonds, performance or bid bonds and other obligations of a like nature incurred by the Borrower or any Subsidiary in the ordinary course of business in compliance with the terms of any government contract;
(r) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, in each case, entered into in connection with a Permitted Acquisition, other Investments permitted hereunder or the Disposition of any business, assets or Equity Interests permitted hereunder; and
(s) other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.
In the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (f), (g), (i), (l), (p) and (s) above, the Borrower may select which such category shall apply to such Indebtedness and may, in its sole discretion, divide and reallocate the Indebtedness among multiple available categories pursuant to more than one of the above clauses.
SECTION 9.4 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a) any Subsidiary may merge or amalgamate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Credit Party (other than the Borrower) is merging or amalgamating with another Subsidiary, such Credit Party shall be the continuing or surviving Person;
(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Credit Party;
(c) any Non-Guarantor Subsidiary may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) a Non-Guarantor Subsidiary that is a Wholly-Owned Subsidiary, (ii) solely in the case of any disposition by a non-Wholly-Owned Subsidiary of its assets, such disposition may be made ratably according to the respective holdings of each Person that owns the Equity Interest in such Subsidiary, or (iii) to a Credit Party;
(d) in connection with any Acquisition permitted under Section 9.2, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of the Borrower (with the Borrower owning, directly or indirectly, the same proportionate share of the Person surviving such merger or consolidation as the existing Subsidiary of the Borrower that is party to such merger or consolidation) and (ii) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person;
(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the survivor and (ii) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the survivor;
(f) any Subsidiary that has Disposed of all or substantially all of its assets in accordance with Section 9.4(b) or (c) or has substantially no assets may be dissolved;
(g) any Immaterial Subsidiaries may merge, amalgamate, dissolve, liquidate, consolidate with or into the Borrower or any Domestic Subsidiary, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of the Borrower or any Domestic Subsidiary; and
(h) Dispositions permitted by Section 9.5 (other than Section 9.5(e)).
SECTION 9.5 Dispositions.  Make any Disposition, except:
(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b) Dispositions of inventory in the ordinary course of business;
(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
(e) Dispositions permitted by Section 9.4 (other than Section 9.4(h)) and any Disposition constituting a Restricted Payment permitted under Section 9.6;
(f) non-exclusive licenses of IP Rights (other than any IP Rights related to BioThrax or NuThrax) on customary terms consistent with the ordinary course of business in the biotechnology industry;
(g) Dispositions (including, without limitation, Dispositions of IP Rights, other than IP Rights related to BioThrax) by the Borrower and its Subsidiaries; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed the greater of $50,000,000 and 5% of Consolidated Tangible Assets;
(h) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements (including, without limitation, any puts, calls or deadlock buyouts) between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(i) Dispositions that gives rise to the receipt by the Borrower or any of its Subsidiaries of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property;
(j) the issuance or sale of any Equity Interests of a Subsidiary of the Borrower to qualified directors if required by Applicable Law;
(k) the abandonment or other Disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practical to maintain and not material to the conduct of the business of the Borrower or its Subsidiaries, taken as a whole;
(l) Dispositions of accounts receivable (other than any account receivable arising under a Material Contract) in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(m) leases, subleases, licenses or sublicenses with respect to any real or personal property (other than IP Rights) which do not materially interfere with the business of the Borrower or any of its Subsidiaries, taken as a whole, including leases of real property;
(n) the unwinding of any Hedge Agreement; and
(o) sale of non-core assets acquired in connection with a Permitted Acquisition which, within six (6) months after the date of such Permitted Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Borrower or any of its Subsidiaries;
provided, however, that any Disposition pursuant to this Section 9.5 (other than pursuant to subSections (a), (d), (e), (h), (i), (j), (k), (l) and (n) above) shall be for fair market value (in the Borrower's good faith determination).
SECTION 9.6 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that:
(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Qualified Equity Interests of such Person (including in connection with any stock split, combination or reclassification of common stock or other Qualified Equity Interests of such Person);
(c) so long as no Default or Event of Default shall occurred and be continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its common Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments (including, without limitation, any purchase, redemption or other acquisition of the Borrower's common Equity Interests pursuant to stock purchase programs entered into by the Borrower from time to time); provided that the aggregate amount of Restricted Payments made pursuant to this Section 9.6(d) (together with any prepayment, redemption or repurchase, or the tender offer for, all or any of the Convertible Senior Notes pursuant to Section 9.14(c)) shall not exceed $100,000,000 per calendar year;
(e) for the avoidance of doubt, the Borrower may issue and sell its common Equity Interests or any warrants or options with respect thereto pursuant to any executive compensation or stock option plan;
(f) for the avoidance of doubt, the Borrower may issue and sell its  Equity Interests to the extent constituting Qualified Equity Interests;
(g) to the extent constituting a Restricted Payment, the Borrower may make cash payments to any holder of the Convertible Senior Notes in lieu of delivering fractional shares of Qualified Equity Interests of the Borrower to such holder in connection with a conversion of the Convertible Senior Notes into Equity Interests at the election of such holder pursuant to the terms of the Convertible Senior Notes Indenture;
(h) to the extent constituting a Restricted Payment, the Borrower may make cash payments in lieu of delivering fractional shares of stock of the Borrower in connection with (i) any dividend, split or combination of its stock or stock equivalents or any Permitted Acquisition (or similar permitted Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for the stock of the Borrower;
(i) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase its stock or stock equivalents held by any present or former officer, director or employee (or their respective Affiliates, estates or immediate family members) of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, or pursuant to, management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plans or agreements in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; provided that the Borrower may carry-over any unused amounts in any Fiscal Year to succeeding Fiscal Years; provided further, after giving effect to any such amounts carried over, not than not more $5,000,000 of repurchases under this clause (i) may be made in any Fiscal Year;
(j) the Borrower may convert any Indebtedness (including the Convertible Senior Notes) or other Equity Interests into common stock of the Borrower from time to time; and
(k) the Borrower may make additional Restricted Payments not otherwise permitted pursuant to this Section; provided that, as determined on the date of declaration of any such Restricted Payment, immediately before and immediately after giving pro forma effect to the making of any such Restricted Payment and any Indebtedness incurred in connection therewith (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Leverage Ratio is less than 2.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b); provided further that any such Restricted Payment is made within ninety (90) days of the declaration thereof.
SECTION 9.7 Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
SECTION 9.8 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Credit Parties, (b) employment and severance arrangements between the Borrower or any Subsidiary and their respective officers and employees in the ordinary course of business and transactions pursuant to any management and/or employee stock plans, stock subscription agreements or shareholder agreements or any other management or employee benefit plans or agreements, (c) any transactions permitted under Sections 9.2, 9.3, 9.4, 9.5 and 9.6 of this Agreement, (d) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired in connection with a Permitted Acquisition; provided such agreement was not entered into in connection with such Permitted Acquisition and (e) any payment of director, officer and employee compensation and other benefits and indemnification arrangements.
SECTION 9.9 Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Subsidiary to make any dividend or other distribution with respect to its capital stock or other Equity Interest or to make or pay loans or advances to the Borrower or any Subsidiary, (b) limits the ability of any Domestic Subsidiary to Guarantee the Secured Obligations, (c) limits the ability of the Borrower or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property (including, without limitation, any IP Rights or real property owned by the Borrower or any Domestic Subsidiary) of such Person to secure the Secured Obligations or (d) requires the grant of a Lien to secure an obligation of the Borrower or any of its Subsidiaries if a Lien is granted to secure the Secured Obligations, in each case except for (i) any agreement in effect on the date hereof and set forth on Schedule 9.9 (or any extensions or renewals of, or any refinancings, replacements, amendments or modifications thereof that do not expand the scope of the limitation in any material respect), (ii) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 9.3(f), solely the extent any such negative pledge relates to the property financed by or subject of such Indebtedness, (iii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iv) any agreement relating to the sale of a Subsidiary, which provides for customary restrictions or conditions pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) any customary restrictions and conditions in any agreement relating to any transaction or sale permitted under Section 9.4 or Section 9.5 pending the consummation of such transaction or sale, (vi) customary provisions in leases, licenses and other contracts restricting the assignment thereof, (vii) customary provisions in any joint venture agreement or similar agreements applicable to joint ventures to the extent permitted under this Agreement, (viii) restrictions on cash and other deposits imposed by customers under contracts entered into in the ordinary course of business or (ix) such limitations imposed by Applicable Law.
SECTION 9.10 Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Applicable Law or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of Applicable Law.
SECTION 9.11 Financial Covenants.
(a) Consolidated Debt Service Coverage Ratio.  Permit the Consolidated Debt Service Coverage Ratio as of the last day of any Measurement Period of the Borrower to be less than 2.50 to 1.00.
(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the last day of any Measurement Period of the Borrower to be greater than 3.50 to 1.00.  Notwithstanding the foregoing, in connection with any Permitted Acquisition after the Closing Date having aggregate consideration (including cash, Cash Equivalents and other deferred payment obligations) in excess of $75,000,000, the Borrower may, at its election, in connection with such Permitted Acquisition and upon prior written notice to the Administrative Agent, increase the required Consolidated Net Leverage Ratio pursuant to this Section by 0.50, which such increase shall be applicable (i) with respect to a Permitted Acquisition that is not a Limited Condition Acquisition, for the fiscal quarter in which such Permitted Acquisition is consummated and the three (3) consecutive quarterly test periods thereafter or (ii) with respect to a Permitted Acquisition that is a Limited Condition Acquisition, for purposes of determining pro forma compliance with this Section 9.11(b) at the time definitive purchase agreement, merger agreement or other acquisition agreement governing the Permitted Acquisition is executed, for the fiscal quarter in which such Permitted Acquisition is consummated and for the three (3) consecutive quarterly test periods after which such Permitted Acquisition is consummated (each, a "Leverage Ratio Increase"); provided that there shall be at least one full fiscal quarter following the cessation of each such Leverage Ratio Increase during which no Leverage Ratio Increase shall then be in effect.
SECTION 9.12 Amendments to Organizational Documents.  Amend any of its Organization Documents in a manner materially adverse to the interests of the Lenders.
SECTION 9.13 Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or the SEC, or (b) fiscal year.
SECTION 9.14 Payments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness permitted under Sections 9.3(h) or 9.3(d) (to the extent constituting Guarantees of Indebtedness under Section 9.3(h)) or the Convertible Senior Notes (such Indebtedness, "Subject Indebtedness"), except:
(a) the Borrower may deliver Qualified Equity Interests of the Borrower to any holder of the Convertible Senior Notes in connection with a conversion of such Indebtedness into Equity Interests at the election of such holder;
(b) the Borrower may make payments permitted under Section 9.6(g);
(c) the Borrower may make payments, redemptions, purchases or defeasances of the Convertible Senior Notes so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that the aggregate amount of payments, redemptions, purchases or defeasances made pursuant to this Section 9.14(c) (together with any Restricted Payments made pursuant to Section 9.6(d)) shall not exceed $100,000,000 per calendar year;
(d) the Borrower and its Subsidiaries may make scheduled payments of interest, expenses and indemnities in respect of Subordinated Indebtedness to the extent not prohibited by any subordination provisions applicable thereto;
(e) the Borrower and any of its Subsidiaries may make any payments of any Subject Indebtedness in connection with any refinancing, refunding, renewals or extensions thereof permitted under Section 9.3; and
(f) the Borrower may make payments, redemptions, purchases or defeasances of any Subject Indebtedness so long as (i) no Default or Event of Default shall then exist or will occur after giving effect to any payment in respect of such payment, redemption, purchase or defeasance and (ii) the Consolidated Net Leverage Ratio is less than 2.25 to 1.00 as of the last day of the most recently ended Measurement Period for which financial statements have been delivered pursuant to Section 8.1(a) or (b).
SECTION 9.15 Amendments, Etc. of Indebtedness.  Amend, modify or change in any manner any term or condition of any Subject Indebtedness in any manner materially adverse to the interest of the Administrative Agent and the Lenders.
SECTION 9.16 Use of Proceeds.  Directly or indirectly, use the proceeds of any Extension of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case, to the extent licensed or otherwise approved or not prohibited by the applicable authority imposing such Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE X

 DEFAULT AND REMEDIES
SECTION 10.1 Events of Default.  Each of the following shall constitute an Event of Default:
(a) Non-Payment.  The Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document (excluding any fee in an amount of less than $2,000); or
(b) Specific Covenants.  The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 8.2(a), 8.3(a), 8.5(a) (with respect to the Credit Parties only), 8.10, 8.11, 8.12 or 8.18 or Article IX; or
(c) Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subSection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied or unwaived for thirty (30) days; or
(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein or in any other Loan Document, or in any certificate furnished by it at any time under or in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such representation and warranty is qualified by materiality or Material Adverse Effect) on or as of the date made or deemed made; or
(e) Cross-Default.  (i) Any Credit Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond any applicable grace periods, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedge Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that any such failure set forth in clauses (A) or clause (B) remains unremedied and is not waived by the holders or required holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 10.2; or (ii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which a Credit Party or any Subsidiary thereof is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which a Credit Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Credit Party or such Subsidiary as a result thereof is greater than the Threshold Amount and such occurrence remains unremedied or is not waived by the counterparty to such Hedge Agreement prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 10.2; or
(f) Insolvency Proceedings, Etc.  Any Credit Party or any of its Subsidiaries (other than any Immaterial Subsidiary that is not a Credit Party) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts; Attachment.  (i) Any Credit Party or any Subsidiary thereof (other than any Immaterial Subsidiary that is not a Credit Party) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or
(h) Judgments.  There is entered against any Credit Party or any Subsidiary thereof (other than an Immaterial Subsidiary that is not a Credit Party) (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
(j) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and the termination of the Commitments, ceases to be in full force and effect; or any Credit Party expressly contests the validity or enforceability of any provision of any Loan Document; or any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k) Change of Control.  There occurs any Change of Control; or
(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 6.1 or 8.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby; or
(m) Product Recall.  Any mandatory product recall shall be required pursuant to any order or directive of any Governmental Authority affecting the products manufactured, sold or distributed by the Borrower or any of its Subsidiaries, if the aggregate sales price of the products so recalled shall, individually or together with all other similar recalls of such products during any twelve consecutive month period, equal or exceed $50,000,000; or
(n) BioThrax/NuThrax.  The termination or expiration of, or the receipt of any notice by the Borrower or any Subsidiary to terminate, any Material Contract of the Borrower or any Subsidiary for the sale of BioThrax or NuThrax to any Governmental Authority of the Federal Government of the United States, to the extent a reasonably suitable replacement contract (in the reasonable judgment of the Borrower in good faith) with a Governmental Authority is not entered into by the Borrower or such Subsidiary within thirty (30) days after such termination or expiration of, or receipt of notice to terminate, such Material Contract or, if on the termination of such 30-day period, the parties to such Material Contract are engaging in active negotiations to extend or replace such Material Contract (as determined by the Borrower in good faith), within ninety (90) days after such termination or expiration of, or receipt of notice to terminate, such Material Contract; provided that NuThrax shall be deemed to be a reasonably suitable replacement for BioThrax to the extent that NuThrax has either obtained (x) full FDA approval or (y) FDA emergency use authorization pursuant to Section 564 of the FFDCA.
(o) Subordination.  (i)  The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the "Subordinated Provisions") shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Credit Party shall expressly disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuer or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Subordination Provisions; or
(p) Receivables.  Greater than 50% of all accounts receivable of the Credit Parties and their Subsidiaries arising from the sale of BioThrax or NuThrax to Governmental Authorities of the Federal Government of the United States under a Material Contract becomes more than ninety (90) days past the original due date therefor (with such determination being made on the basis of payment terms being substantially consistent with past practice), provided however, that receivables (up to maximum amount equal to $50,000,000) that have become more than 90 days (but less than one hundred twenty (120) days) past the original due date therefor shall be excluded in determining the percentage set forth above in this Section 10.1(p) solely to the extent, and by an amount equal to the amount by which, Unrestricted Cash and Cash Equivalents exceeds $50,000,000.
SECTION 10.2 Remedies.  Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a) Acceleration; Termination of Credit Facility.  Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b) Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c) General Remedies.  Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.
(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.4 Crediting of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall, subject to the provisions of Sections 5.14 and 5.15, be applied by the Administrative Agent as follows:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lender and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a "Lender" party hereto.
SECTION 10.5 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.
SECTION 10.6 Credit Bidding.
(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the discretion of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law.  Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.
(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE XI

 THE ADMINISTRATIVE AGENT
SECTION 11.1 Appointment and Authority.
(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b) The Administrative Agent shall also act as the "collateral agent" under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties).  In this connection, the Administrative Agent, as "collateral agent" and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the "collateral agent" under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 11.2 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 11.3 Exculpatory Provisions.
(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:
(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender's L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
SECTION 11.4 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 11.5 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 11.6 Resignation of Administrative Agent.
(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 11.8 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 11.9 Collateral and Guaranty Matters.
(a) Each of the Lenders (including in its or any of its Affiliate's capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (or been Cash Collateralized or for which arrangements satisfactory to the Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition to a Person other than a Credit Party permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;
(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 9.1(i); and
(iii) to release any Guarantor from its obligations under any Loan Documents if such Person (A) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (B) is designated as, and qualifies to become, an Immaterial Subsidiary.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower's expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 9.5 to a Person other than a Credit Party, the Liens created by any of the Collateral Documents on such property shall be automatically released without need for further action by any person.
(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent's Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 11.10 Secured Hedge Agreements and Secured Cash Management Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XII

 MISCELLANEOUS
SECTION 12.1 Notices.
(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Emergent BioSolutions Inc.
400 Professional Drive
Gaithersburg, Maryland 20879
Attention of:  General Counsel
Telephone No.: (240) 631-3500
Facsimile No.: (240) 631-3203
E-mail: sarana@ebsi.com
With copies to:
Emergent BioSolutions Inc.
400 Professional Drive
Gaithersburg, Maryland 20879
Attention of: Chief Financial Officer
Telephone No.: (240) 631-3330
Facsimile No.: (240) 631-3203
E-mail: KramerR@ebsi.com

and

DLA Piper LLP
The Marbury Building
6225 Smith Avenue
Baltimore, Maryland 21209
Attention of: Leeann K. Kelly-Judd
Telephone No.: (410) 580-4183
Facsimile No.: (410) 580-3183
E-mail: leeann.kelly-judd@dlapiper.com

If to Wells Fargo as Administrative Agent, Swingline Lender or Issuing Lender
(for payments and requests for Extensions of Credit):
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina  28262
Attention of:  Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 715-0092
With copies to:
Wells Fargo Bank, National Association
301 South College Street, 14th Floor
MAC D1053-144
Charlotte, North Carolina 28202
Attention of:  Kirk Tesch
Telephone No.: (704) 715-1708
Facsimile No.: (704) 715-1438
E-mail: kirk.tesch@wellsfargo.com

If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain  material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Administrative Agent's Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d) Change of Address, Etc.  Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.
(e) Platform.
(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.
(ii) The Platform is provided "as is" and "as available."  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party's or the Administrative Agent's transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lenders or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f) Private Side Designation.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.
SECTION 12.2 Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(b) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(d) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e) except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of "Required Lenders", "Required Revolving Credit Lenders", or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f) consent to the assignment or transfer by any Credit Party of such Credit Party's rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;
(g) release (i) all of the Guarantors or (ii) Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender;
(h) release all or substantially all of the Collateral or release any Collateral Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
(i) amend the definition of "Alternative Currency", the definition of "Alternative L/C Currency" or Section 1.13 without the written consent of each Revolving Credit Lender and each Issuing Lender; or
(j) (i) waive any condition precedent to any Extension of Credit under the Revolving Credit Facility set forth in Section 6.2 or (ii) amend or otherwise modify Section 6.2, if the effect of such amendment or modification is to require the Revolving Credit Lenders to make Revolving Credit Loans, the Swingline Lender to make any Swingline Loans or any Issuing Lender to issue any Letter of Credit (in each case, pursuant to a substantially concurrent request by the Borrower) when the Revolving Credit Lenders, Swingline Lender or Issuing Lender would not otherwise be required to do so, in each case, without the written consent of Required Revolving Credit Lenders;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by such affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of each Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver, shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents or (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender's Commitment or any increase in any Lender's Commitment Percentage, in each case, without the written consent of such affected Lender.
SECTION 12.3 Expenses; Indemnity.
(a) Costs and Expenses.  The Borrower and each other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent and, if reasonably necessary, a single local counsel for the Administrative Agent in each relevant jurisdiction), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to the terms and limitations in the Engagement Letter with respect to amounts incurred on or prior to the Closing Date, (ii) all reasonable out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of one primary counsel for the Administrative Agent, any Lender or any Issuing Lender and, if reasonably necessary, a single local counsel in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel for all Indemnitees and, if reasonably necessary, a single local counsel in each relevant jurisdiction (unless there is an actual or perceived conflict of interest in which case each such Indemnitee may retain its own counsel)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable out-of-pocket attorneys and consultant's fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for material breach of such Indemnitee's obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise out of a dispute that is solely between Lenders in their capacities as Lenders (and not in any Lender's capacity as Arranger, Administrative Agent, Swingline Lender or Issuing Lender) and not arising out of any act or omission of any Credit Party or any Subsidiary or Affiliate thereof.  This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender's share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders' Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e) Payments.  All amounts due under this Section shall be payable promptly after demand therefor.
(f) Survival.  Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 12.4 Right of Setoff.   If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates (with the consent of or at the direction of the Required Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised.  The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.  Notwithstanding the provisions of this Section, if at any time any Lender, any Issuing Lender or any of their respective Affiliates maintains one or more deposit accounts for the Borrower or any other Credit Party into which Medicare or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.
SECTION 12.5 Governing Law; Jurisdiction, Etc.
(a) Governing Law.  This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b) Submission to Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c) Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 12.6 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 12.7 Reversal of Payments.  To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.
SECTION 12.8 Injunctive Relief.  The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 12.9 Successors and Assigns; Participations.
(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.  The aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or, if less, then the remaining amount of the assigning Lender's Revolving Credit Commitment, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day; provided further that in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned;
(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a) or (f) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrower's consent shall not be required during the primary syndication of the Credit Facility.
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility or any unfunded Incremental Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or an Incremental Term Loan Commitments, as applicable, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C) the consents of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons.  No such assignment shall be made to (A) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), (B) the Borrower or any of the Borrower's respective Subsidiaries or Affiliates or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).
(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower's respective Subsidiaries or Affiliates, which shall be null and void).
(c) Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Incremental Facility Amendment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or the Borrower or any of the Borrower's respective Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f) Cashless Settlement.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 12.10 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their respective obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person's knowledge, subject to confidentiality obligations to the Borrower, or (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a "due diligence" defense.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For purposes of this Section, "Information" means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 12.11 Performance of Duties.  Each of the Credit Party's obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 12.12 All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 12.13 Survival.
(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 12.14 Titles and Captions.  Titles and captions of Articles, Sections and subSections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 12.15 Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.
(a) Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement
(b) Electronic Execution of Assignments.  The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12.17 Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Revolving Credit Commitment has been terminated.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 12.18 USA PATRIOT Act; Anti-Money Laundering Laws.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 12.19 Independent Effect of Covenants.  The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
SECTION 12.20 No Advisory or Fiduciary Responsibility.
(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.
SECTION 12.21 Inconsistencies with Other Documents.  In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
SECTION 12.22 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 12.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC., as Borrower

By: /s/ Robert G. Kramer, Sr.
Name: Robert G. Kramer, Sr.
Title: EVP, Administration, and Chief Financial Officer

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Kirk Tesch
Name: Kirk Tesch
Title: Managing Director

EXHIBIT A-1
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
                  as Lenders,
and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE
__________, 20___

FOR VALUE RECEIVED, the undersigned, EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), promises to pay to _______________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of September 29, 2017 (the "Credit Agreement") by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.
This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.
THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

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IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.
EMERGENT BIOSOLUTIONS INC.

By: _______________________________
Name:
Title:

EXHIBIT A-2
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE
__________, 20___

FOR VALUE RECEIVED, the undersigned, EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), promises to pay to ______________________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Swingline Loans of the Lender from time to time pursuant to that certain Credit Agreement, dated as of September 29, 2017 (the "Credit Agreement") by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Swingline Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement.  Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans.  All payments of principal and interest on this Swingline Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.
This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.
THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.
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IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT A-3
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF INCREMENTAL TERM LOAN NOTE

INCREMENTAL TERM LOAN NOTE
__________, 20___

FOR VALUE RECEIVED, the undersigned, EMERGENT BIOSOLUTIONS INC., a Delaware corporation (the "Borrower"), promises to pay to _______________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Incremental Term Loans of the Lender pursuant to that certain Incremental Facility Amendment, dated as of _______  (the "Incremental Facility Amendment") to the Credit Agreement, dated as of September 29, 2017 (the "Credit Agreement") by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
The unpaid principal amount of this Incremental Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement, as amended by the Incremental Facility Amendment, and shall bear interest as provided in Section 5.1 of the Credit Agreement.  All payments of principal and interest on this Incremental Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement, as amended by the Incremental Facility Amendment.
This Incremental Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, as amended by the Incremental Facility Amendment, to which reference is made for a description of the security for this Incremental Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Incremental Term Loan Note and on which such Obligations may be declared to be immediately due and payable.
THIS INCREMENTAL TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Incremental Term Loan Note.
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IN WITNESS WHEREOF, the undersigned has executed this Incremental Term Loan Note under seal as of the day and year first above written.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT B
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of: _____________

Wells Fargo Bank, National Association,
 as Administrative Agent
 MAC D1109-019
 1525 West W.T. Harris Blvd.
 Charlotte, North Carolina  28262
 Attention of:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.3] [5.13] of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan][an Incremental Term Loan] to the Borrower in the aggregate principal amount of $___________.  (Complete with an amount in accordance with Section 2.3 or Section 5.13, as applicable, of the Credit Agreement.)
2. The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________.  (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans or Section 5.13 of the Credit Agreement for an Incremental Term Loan).
3. The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:
Component of Loan[1]	Interest Rate[2]	Interest Period (Eurocurrency Rate only)

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
5. All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.
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1 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period.
2  Complete with (i) the Base Rate or the Eurocurrency Rate for Revolving Credit Loans or any Incremental Term Loan or (ii) the Base Rate for Swingline Loans.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT C
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of: _________

Wells Fargo Bank, National Association,
 as Administrative Agent
 MAC D1109-019
 1525 West W.T. Harris Blvd.
 Charlotte, North Carolina  28262
 Attention of:  Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation, as Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):
____________________________
Bank Name: ____________
ABA Routing Number: _________
Account Number: _____________

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.
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IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT D
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
and
 Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,
 as Administrative Agent
 MAC D1109-019
 1525 West W.T. Harris Blvd.
 Charlotte, North Carolina  28262
 Attention of:  Syndication Agency Services

Ladies and Gentlemen:

 This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.3
1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [Eurocurrency Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)
2. The Loan(s) to be prepaid consist of: [check each applicable box]
a Swingline Loan
a Revolving Credit Loan
an Incremental Term Loan
3. The Borrower shall repay the above-referenced Loans on the following Business Day: _______________.  (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan, (ii) three (3) Business Days subsequent to the date of this Notice of Prepayment with respect to any Eurocurrency Rate Loan denominated in Dollars, (iii) four (4) Business Days subsequent to the date of this Notice of Prepayment with respect to any Eurocurrency Rate Loan denominated in an Alternative Currency and (iv) five (5) Business Days subsequent to the date of this Notice of Prepayment with respect to any Revolving Credit Loan denominated in Special Notice Currencies.)
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3 Any Notice of a Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9 of the Credit Agreement).

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT E
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________

Wells Fargo Bank, National Association,
 as Administrative Agent
 MAC D1109-019
 1525 West W.T. Harris Blvd.
 Charlotte, North Carolina  28262
 Attention of:  Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this "Notice") is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
1. The Loan to which this Notice relates is [a Revolving Credit Loan] [an Incremental Term Loan]. (Delete as applicable.)
2. This Notice is submitted for the purpose of:  (Check one and complete applicable information in accordance with the Credit Agreement.)
Converting all or a portion of a Base Rate Loan into a Eurocurrency Rate Loan denominated in Dollars

Outstanding principal balance: $______________
Principal amount to be converted: $______________
Requested effective date of conversion: _______________
Requested new Interest Period: _______________

Converting all or a portion of a Eurocurrency Rate Loan denominated in Dollars into a Base Rate Loan

Outstanding principal balance: $______________
Principal amount to be converted: $______________
Last day of the current Interest Period: _______________
Requested effective date of conversion: _______________

Continuing all or a portion of a Eurocurrency Rate Loan in any other applicable currency as a Eurocurrency Rate Loan denominated in the same applicable currency

Outstanding principal balance: $______________
Principal amount to be continued: $______________
Last day of the current Interest Period: _______________
Requested effective date of continuation: _______________
Requested new Interest Period: _______________
3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

EXHIBIT F
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE
Dated as of: _____________

The undersigned Responsible Officer, on behalf of Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:
1. This certificate is delivered to you pursuant to Section 8.2 of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.
3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above.  Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].
4. As of the date of this certificate, the Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.11 of the Credit Agreement as shown on such Schedule 1.
5. The calculations showing compliance with the definition of "Immaterial Subsidiary" the requirements of Section 8.12(b) of the Credit Agreement, in each case are set forth on the attached Schedule 2.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.
EMERGENT BIOSOLUTIONS INC.

By: __________________________
Name:
Title:

Schedule 1
to
Compliance Certificate
For the Quarter/Year ended ______________________ (the "Statement Date")

[TO BE ATTACHED HERETO]

Schedule 2
to
Compliance Certificate
For the Quarter/Year ended ______________________ (the "Statement Date")

[TO BE ATTACHED HERETO]

EXHIBIT G
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the "Assignor") and the parties identified on the Schedules hereto and [the] [each]4 Assignee identified on the Schedules hereto as "Assignee" or as "Assignees" (collectively, the "Assignees" and each, an "Assignee").  [It is understood and agreed that the rights and obligations of the Assignees5 hereunder are several and not joint.]6  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] "Assigned Interest").  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	Emergent BioSolutions Inc., a Delaware corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of September 29, 2017 among Emergent BioSolutions Inc., a Delaware corporation, as Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][7]

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4  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
5  Select as appropriate.
6  Include bracketed language if there are multiple Assignees.
7  To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:   _____________ ___, 2____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By: __________________________
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]8  Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and Swingline Lender

By:_________________________________
Name:
Title:

[Consented to:]9

EMERGENT BIOSOLUTIONS INC.

By:________________________________
Name:
Title:

8  To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Issuing Lender is required by the terms of the Credit Agreement.
9  To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

SCHEDULE 1
 To Assignment and Assumption
By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.
Assigned Interests:

Facility Assigned[10]	Aggregate Amount of Commitment/ Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned[12]	Percentage Assigned of Commitment/ Loans[13]		CUSIP Number
	$		$	%
	$		$	%
	$		$	%

[NAME OF ASSIGNEE]14
[and is an Affiliate/Approved Fund of [identify Lender]15]

By:______________________________
Name:
Title:

10  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Agreement (e.g. "Revolving Credit Commitment," "Incremental Term Loan Commitment," etc.)
11  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
12  Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
13  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
14  Add additional signature blocks, as needed.
15  Select as appropriate.

ANNEX 1
 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
 ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.

1.1 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of [Holdings,] the Borrower, any of [its][their respective] Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by [Holdings,] the Borrower, any of [its][their respective] Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee[s].  [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.10(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-2
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E.  By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-3
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT H-4
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
 and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.
Pursuant to the provisions of Section 5.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20__

EXHIBIT I
 to
 Credit Agreement
 dated as of September 29, 2017
 by and among
 Emergent BioSolutions Inc.,
 as Borrower,
 the lenders party thereto,
 as Lenders,
and
Wells Fargo Bank, National Association,
 as Administrative Agent

FORM OF IMMATERIAL SUBSIDIARY GUARANTOR TERMINATION NOTICE

IMMATERIAL SUBSIDIARY GUARANTOR TERMINATION NOTICE
Dated as of: _____________

The undersigned Responsible Officer, on behalf of Emergent BioSolutions Inc., a Delaware corporation (the "Borrower"), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.12(c) of the Credit Agreement dated as of September 29, 2017 (the "Credit Agreement"), by and among the Borrower, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.  Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. ______________ ("[RELEASED IMMATERIAL SUBDIARY]") is hereby designated as an "Immaterial Subsidiary" pursuant to and in accordance with the terms of the Credit Agreement and the Borrower has delivered a supplement to Schedule 7.13 to the Credit Agreement to reflect such designation in connection with this Immaterial Subsidiary Guarantor Termination Notice.

3. As of _________ __, 20__, [RELEASED IMMATERIAL SUBSIDIARY], together with its Domestic Subsidiaries, (a) contributed less than 5% of the total revenues of the Borrower and its Domestic Subsidiaries, on a Consolidated basis during the most recent Measurement Period and (b) had assets that constitute less than 5% of the aggregate net book value of the assets of the Borrower and its Domestic Subsidiaries, on a Consolidated basis during the most recent Measurement Period.  Furthermore, [RELEASED IMMATERIAL SUBSIDIARY] meets the additional requirements set forth in the definition of "Immaterial Subsidiary" in order to be designated as such pursuant to this Immaterial Subsidiary Guarantor Termination Notice.
4. Both before and giving effect to this Immaterial Subsidiary Guarantor Termination Notice, (a) no Additional Guarantor Trigger Event shall exist and (b) no Default or Event of Default shall have occurred and be continuing.

5. Upon receipt of this Immaterial Subsidiary Guarantor Termination Notice by the Administrative Agent, (a) [RELEASED IMMATERIAL SUBSIDIARY] shall be released from all of its obligations as a Guarantor and (b) all outstanding Investments made by the Borrower and its Subsidiaries in [RELEASED IMMATERIAL SUBSIDIARY] as of the date of this Immaterial Subsidiary Guarantor Termination Notice shall be deemed to have been made under Section 9.2(c)(iv).

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Immaterial Subsidiary Guarantor Termination Notice as of the day and year first written above.

                                                                        EMERGENT BIOSOLUTIONS INC.

                  By:_________________________________
                  Name:
                  Title:

Schedule 1.1(a)

List of Existing Letters of Credit

Issuing Lender	Applicant Name	Letter of Credit Number	Expiration Date	Beneficiary Name	Amount
JPMorgan Bank, N.A.	Emergent Sales and Marketing Germany GmbH	CPCS-704932	02/06/2018	UniCredit SPA	€36,000
JPMorgan Bank, N.A.	Emergent Sales and Marketing Germany GmbH	CPCS-710504	02/06/2018	UniCredit SPA	€180,000
JPMorgan Bank, N.A.	Emergent Sales and Marketing Germany GmbH	CPCS-903471	04/10/2018	UniCredit SPA	€181,775

Schedule 1.1(b)

Existing Hedge Agreements

1.	ISDA 2002 Master Agreement between Bank of America, N.A. and Emergent BioSolutions Inc., dated June 15, 2015, and related Schedules.
2.
ISDA 2002 Master Agreement between JPMorgan Chase Bank, N.A. and Emergent BioSolutions Inc. and related Schedules, and a JPM August 2012 Bilateral DF Agreement and Bilateral DF Agreement II, each dated as of June 15, 2015.

Schedule 1.1(c)

Commitments and Commitment Percentages

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	L/C Commitment	L/C Commitment Percentage
Wells Fargo Bank, National Association	$57,500,000.00	28.750000000%	$14,375,000.00	28.750000000%
JPMorgan Chase Bank, N.A.	$47,500,000.00	23.750000000%	$11,875,000.00	23.750000000%
PNC Bank, National Association	$47,500,000.00	23.750000000%	$11,875,000.00	23.750000000%
Royal Bank of Canada	$47,500,000.00	23.750000000%	$11,875,000.00	23.750000000%
TOTAL	$200,000,000.00	100.000000000%	$50,000,000.00	100.000000000%

Schedule 1.1(d)

Specified Candidate Programs

Trobigard™
 (Nerve Agent)

FLU-IGIV
(Seasonal Influenza)

UV-4B
(Dengue)

ZIKV-IG
(Zika)

GC-072
(Burkholderia)

FILOV Pan filovirus
(Ebola, Marburg, Sudan)

Monoclonal Ab
(Hyperimmune, Monoclonal Ab)

MVAtor™
(Modified vaccinia virus Ankara vector)
Zika Vaccine licensed from Valneva

Vaccine candidate licensed from Profectus:

Ebola/Marburg
Ebola/Marburg/Lassa
Equine Encephalitis
Nipah/Hendra

Flu vaccine licensed from NIAID

Isoamyl nitrate (SIAN) spray for acute cyanide poisoning

Schedule 7.8(b)

Existing Liens

1.	UCC Financing Statements

Date	Filing Location	Debtor	Collateral	Secured Party
11-07-14	Delaware	Emergent BioSolutions Inc. 3500 N Martin Luther King Jr. Blvd. Lansing, MI 48906	Listed Business Equipment	U.S. Bank Equipment Finance
11-24-14	Delaware	Emergent BioSolutions Inc. 3500 N Martin Luther King Jr. Blvd. Lansing, MI 48906	Listed Business Equipment	U.S. Bank Equipment Finance
04-23-15	Delaware	Emergent BioSolutions Inc. 3500 N Martin Luther King Jr. Blvd. Lansing, MI 48906	Listed Business Equipment	U.S. Bank Equipment Finance
07-20-15	Delaware	Emergent BioSolutions Inc. 3500 N Martin Luther King Jr. Blvd. Lansing, MI 48906	Listed Business Equipment	U.S. Bank Equipment Finance
07-17-15	Delaware	Emergent BioSolutions Inc. 3500 N Martin Luther King Jr. Blvd. Lansing, MI 48906	Listed Business Equipment	U.S. Bank Equipment Finance

2.	Cash Deposit to secure the Bank of America Letter of Credit (as defined on Schedule 9.3).

Schedule 7.8(c)

Owned Real Property; Mortgaged Property

Address	Record Owner	Mortgaged Property (Y/N)
3500 N. Martin Luther King Jr. Blvd. Lansing, MI 48906 Ingham County	Emergent BioDefense Operations Lansing LLC	N
300 Professional Drive Gaithersburg, Maryland 20879 Montgomery County	Emergent Product Development Gaithersburg Inc.	N
400 Professional Drive Suite 400 Gaithersburg, MD 20879 Montgomery County	Emergent Manufacturing Operations Baltimore LLC	N
Dewitt Road Agricultural Land Dewitt, MI 48906 Clinton County	Emergent BioDefense Operations Lansing LLC	N
16930 Dewitt Road Dewitt, MI, 48906 Clinton County	Emergent BioSolutions Inc.	N
1111 S. Paca Street Baltimore, Maryland 21230 Baltimore City	Emergent Manufacturing Operations Baltimore LLC	N
5901 East Lombard Street Baltimore, MD 21224	Emergent Manufacturing Operations Baltimore LLC	N
155 Innovation Drive* Winnipeg, MB, CA R3T 5Y3	Emergent BioSolutions Canada Inc.	N
26 Henlow Bay Winnipeg, Manitoba R3Y 1G4 Canada	Emergent BioSolutions Canada Inc.	N
*Building only. Real estate is leased.

Schedule 7. 8(d)

Existing Investments

Schedule 1.1(b) is incorporated herein by reference.
.

Schedule 7.9

Environmental Matters

5901 E. Lombard Street, Baltimore, Maryland
The subject property is listed on available databases within a numerical range of street addresses under Cambrex Bioscience as both a U.S. Brownfields site and a Maryland Brownfields site.  A No Further Requirements Determination was issued for this property by the Maryland Department of the Environment in June, 2010.

3500 North Martin Luther King, Jr. Boulevard, Lansing, Michigan
A 1998 baseline environmental assessment identified the presence of a 50,000 gallon underground storage tank (UST) on the Lansing property.  The UST was on the former power station site for the state facility in the 1950/1960 - 1998 timeframe and contained #2 oil.  The UST was removed in 1998; however, contaminated soil made it a leaking UST (LUST).  The site was listed on the State of Michigan Department of Natural Resources & Environment (DNRE) LUST inventory database.  On March 9, 2011, the facility was notified by letter that the DNRE had issued a closure report for this site with unrestricted use  based on a Tier 1 residential evaluation.

Schedule 7.13

Subsidiaries and Other Equity Investments; Credit Parties
Part (a) Subsidiaries of each Credit Party

Subsidiary	Owner	Percentage Equity Ownership	Shares	Certificated (Y/N)
Emergent BioDefense Operations Lansing LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Product Development Gaithersburg Inc.**	Emergent BioSolutions Inc.	100%	10	Y
Emergent Commercial Operations Frederick Inc.	Emergent BioSolutions Inc.	100%	100	Y
Emergent International Inc.	Emergent BioSolutions Inc.	100%	100	Y
Emergent Manufacturing Operations Baltimore LLC**	Emergent BioSolutions Inc.	100%	N/A	N
400 Professional LLC	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Protective Products USA Inc.	Emergent BioSolutions Inc.	100%	100	Y
EPIC Bio Pte. Limited	Emergent BioSolutions Inc.	100%	3,800,000	Y
Cangene bioPharma LLC**	Emergent BioSolutions Inc.	100%	N/A	N
Emergent Virology LLC	Emergent BioSolutions Inc.	100%	N/A	N
Emergent BioSolutions Canada Inc.	Emergent BioSolutions Inc.	100%	84,303,182	Y
**Denotes Guarantor

Part (b) Equity Investments owned by any Credit Party

Part (a) of Schedule 7.13 is incorporated herein by reference.

Part (c) Jurisdiction, Principal Place of Business and U.S. Taxpayer ID Numbers or Organizational ID Numbers

Credit Party	Jurisdiction of Formation	Principal Place of Business	U.S. Taxpayer ID Number or, if none, State-Issued Organizational ID
Emergent BioSolutions Inc.	Delaware	400 Professional Drive, Suite 400 Gaithersburg, Maryland 20879	14-1902018
Emergent BioDefense Operations Lansing LLC**	Delaware	3500 N. Martin Luther King Jr. Blvd. Lansing, Michigan 48906	38-3412788
Emergent Manufacturing Operations Baltimore LLC**	Delaware	400 Professional Drive Suite 400 Gaithersburg, MD 20879	27-0887093
Emergent Product Development Gaithersburg Inc.**	Delaware	300 Professional Drive, Suite 100 Gaithersburg, Maryland 20879	16-1666785
Cangene bioPharma LLC**	Maryland	1111 S. Paca Street Baltimore, MD 21230	52-1176514
**Denotes Guarantor

Schedule 8.18

Post-Closing Matters

1.
Pledged Collateral. Notwithstanding Section 6.1(c)(ii) of the Credit Agreement to the contrary, the Borrower shall, within sixty (60) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent the original stock certificate evidencing the certificated Equity Interests of Emergent BioSolutions Canada Inc. pledged pursuant to the Collateral Documents, together with an undated stock power for such certificate duly executed in blank by the registered owner thereof.

2.
BioThrax Contract.  Within thirty (30) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent assignments and notices of assignment to be submitted to the appropriate Governmental Authority as required to comply with the Federal Assignment of Claims Act of 1940 with respect to the BioThrax Contract pursuant to Section 8.12(e) of the Credit Agreement.

Schedule 9.3

Existing Indebtedness

1.
2.875% Convertible Senior Notes due 2021 in the aggregate outstanding principal amount of $250,000,000 issued by Emergent BioSolutions Inc. ("Emergent") under that certain Indenture dated as of January 20, 2014 between Emergent and Wells Fargo Bank, National Association, as trustee.

2.
A $2,000,000 economic development loan from the Department of Business and Economic Development, a principal department of the State of Maryland ("DBED"), to Emergent under a Loan Agreement, dated as of May 14, 2015, by and between DBED and Emergent.

3.
A $250,000 conditional grant from the City of Gaithersburg, Maryland, a municipality of the State of Maryland (the "City") to Emergent pursuant to an Economic Development Incentive Agreement, dated as of January 29, 2014, by and between the City and Emergent.

4.
A $750,000 conditional grant from Montgomery County, Maryland (the "County") to Emergent pursuant to an Economic Development Fund Agreement, dated as of January 9, 2014, by and between the County and Emergent.

5.
Obligations with respect to that certain letter of credit, letter of credit number 68120581, issued by Bank of America, N.A. to National Bank of Abu Dhabi in the amount of €851,675 (the "Bank of America Letter of Credit").

Schedule 9.9

Burdensome Agreements

None.